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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CARDTRONICS PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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April 2, 2018

Dear Shareholder:

        We cordially invite you to attend our 2018 Annual General Meeting of Shareholders. We will hold our meeting on Wednesday, May 16, 2018 at 5 p.m. BST at Weil, Gotshal & Manges, 100 Fetter Lane, London EC4A 1AY, United Kingdom.

        As a shareholder of Cardtronics plc, you play an important role in our company by considering and taking action on the matters set forth in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.

        Attached you will find a notice of meeting and proxy statement that contain further information about the items upon which you will be asked to vote and the meeting itself, including:

  •
  How to obtain admission to the meeting if you plan to attend; and

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  Different methods you can use to vote your proxy, including by Internet, telephone and mail.

        Every shareholder vote is important, and we encourage you to vote as promptly as possible. If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the proxy statement.

Sincerely,

/s/ EDWARD H. WEST Edward H. West Chief Executive Officer
/s/ DENNIS F. LYNCH Dennis F. Lynch Chair of the Board of Directors

Cardtronics plc

3250 Briarpark Drive, Suite 400
Houston, Texas 77042

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

April 2, 2018

Dear Shareholder:

        Notice is hereby given that the 2018 Annual General Meeting of Shareholders (the "Annual Meeting") of Cardtronics plc, an English public limited company ("Cardtronics"), will be held on Wednesday, May 16, 2018 at 5 p.m. BST at Weil, Gotshal & Manges, 100 Fetter Lane, London EC4A 1AY, United Kingdom.

        At the Annual Meeting, you will be asked to consider and vote on the following:

  1.
  To re-elect three Class II directors, J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood, each by separate ordinary resolution, to our Board of Directors to serve until the 2021 Annual General Meeting of Shareholders;

  2.
  To ratify our Audit Committee's selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018;

  3.
  To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders;

  4.
  To authorize our Audit Committee to determine our U.K. statutory auditors' remuneration;

  5.
  To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement;

  6.
  To approve, on an advisory basis, the directors' remuneration report for the fiscal year ended December 31, 2017;

  7.
  To receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2017, together with the reports of the auditors therein;

        Resolutions in proposals 1-7 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.

        Further details of the proposals are set out in the proxy statement under the relevant descriptions of the proposals.

        With respect to the non-binding advisory votes in proposals 2, 5, and 6, the result of the vote for each proposal will not require our Board of Directors to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. Our Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

        During the Annual Meeting, our Board of Directors will present to our shareholders our U.K. statutory accounts together with our U.K. statutory reports, including the directors' report, the strategic report, the directors' remuneration report and the auditors' report for the fiscal year ended December 31, 2017 (our "U.K. Annual Reports and Accounts"). Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to our U.K. Annual Reports and Accounts.

        Only shareholders of record at the close of business on March 21, 2018 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponements thereof. A list of shareholders will be available commencing April 30, 2018 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of shareholders also will be available for review at the Annual

Meeting. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

        The proxy materials include this notice, the proxy statement, our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2017 and the enclosed proxy card. The proxy statement provides information about the agenda and related matters for the Annual Meeting. It also describes how our Board of Directors operates, provides information about its director candidates and provides information about the other items of business to be conducted at the Annual Meeting.

        Your vote is important. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,
/s/ AIMIE KILLEEN Aimie Killeen Company Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON May 16, 2018

        The Notice of Annual General Meeting of Shareholders, Proxy Statement for the Annual General Meeting of Shareholders and our Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2017 are available at www.cardtronics.com

Cardtronics plc
3250 Briarpark Drive, Suite 400
Houston, Texas 77042

PROXY STATEMENT

        These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (our "Board") of Cardtronics plc, an English public limited company ("Cardtronics"), for use at our 2018 Annual General Meeting of Shareholders and any adjournments or postponements of the meeting (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, May 16, 2018 at 5 p.m. BST at Weil, Gotshal & Manges, 100 Fetter Lane, London EC4A 1AY, United Kingdom.

        On or about April 2, 2018, we mailed a Notice of Internet Availability to our shareholders of record and beneficial owners who owned our Class A ordinary shares at the close of business on March 21, 2018 (the "Record Date"). The Notice of Internet Availability contains information on how to access the proxy materials and vote online. The Notice of Annual General Meeting of Shareholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available to you in the Investor Relations section of our website at www.cardtronics.com or, upon your request, paper versions of these materials will be delivered to you by mail.

        On July 1, 2016, the location of incorporation of the parent company of the Cardtronics group of companies was changed from Delaware to the United Kingdom, whereby Cardtronics plc became the new publicly traded corporate parent of the Cardtronics group of companies following the completion of the merger between Cardtronics, Inc. ("Cardtronics Delaware") and one of its subsidiaries (the "Merger"). The Merger was completed pursuant to the Agreement and Plan of Merger, dated April 27, 2016, the adoption of which was approved by Cardtronics Delaware's shareholders on June 28, 2016 (collectively, the "Redomicile Transaction"). Pursuant to the Redomicile Transaction, each issued and outstanding share of common stock of Cardtronics Delaware held immediately prior to the Merger was effectively converted into one Class A ordinary share, nominal value $0.01 per share, of Cardtronics plc. Upon completion, the Class A ordinary shares were listed and began trading on The NASDAQ Stock Market LLC ("NASDAQ") under the symbol "CATM," the same symbol under which shares of common stock of Cardtronics Delaware were formerly listed and traded.

        As a result of the Redomicile Transaction, unless the context indicates otherwise, in this proxy statement all references to "shares" relating to a date prior to July 1, 2016 refer to shares of common stock of Cardtronics Delaware, while all references to "shares" relating to a date on or after July 1, 2016 refer to Class A ordinary shares of Cardtronics plc.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2018 Annual General Meeting of Shareholders?

        At the Annual Meeting, our shareholders will be asked to: (i) re-elect three Class II directors, J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood, each by separate ordinary resolution, to our Board to serve until the 2021 Annual General Meeting of Shareholders; (ii) ratify our Audit Committee's selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018; (iii) re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders; (iv) authorize our Audit Committee to determine our

U.K. statutory auditors' remuneration; (v) approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement; (vi) approve, on an advisory basis, the directors' remuneration report; (vii) receive our U.K. statutory accounts together with our U.K. statutory reports, including the directors' report, the strategic report, the directors' remuneration report and the auditors' report for the fiscal year ended December 31, 2017 (our "U.K. Annual Reports and Accounts"). Each of the above matters that will be submitted to shareholders for their approval is described in more detail herein.

        Resolutions in the proposals will be proposed as ordinary resolutions which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.

        With respect to the non-binding advisory votes in Proposal 2 (ratification of our Audit Committee's selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018), Proposal 5 (approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement) and Proposal 6 (approval, on an advisory basis, of the directors' remuneration report), the result of the vote for each proposal will not require our Board to take any action. Our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote on each proposal.

        Certain proposals are items that are required to be approved by shareholders periodically in accordance with the U.K. Companies Act 2006 and may not have an analogous requirement under U.S. laws or regulations. As such, while these proposals may be familiar to shareholders accustomed to being shareholders of companies incorporated in England and Wales, other shareholders may be less familiar with these proposals and should review and consider each proposal carefully.

Who may vote at the Annual Meeting?

        Our Board has fixed March 21, 2018 as the record date for the Annual Meeting. If you are a shareholder of Cardtronics as of the close of business on the record date, you are qualified to receive notice of and to vote at the Annual Meeting.

        As of the record date there were 45,920,908 shares outstanding and entitled to vote at the Annual Meeting. As of the record date, our directors and executive officers beneficially owned, in the aggregate, approximately 282,225 of such shares, representing beneficial ownership of 0.6% of the outstanding shares as of that date, and these shares are included in the number of shares entitled to vote at the Annual Meeting.

        Subject to disenfranchisement in accordance with applicable law and/or our Articles of Association, each share is entitled to one vote on each matter properly brought before the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.

        A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our offices in Houston, Texas during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Annual Meeting.

When and where is the Annual Meeting?

        Our Annual Meeting will take place on Wednesday, May 16, 2018 at 5 p.m. BST at Weil, Gotshal & Manges, 100 Fetter Lane, London EC4A 1AY, United Kingdom. Only shareholders of record on the record date (i.e., March 21, 2018) are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

What is a proxy?

        A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed the individuals indicated on the enclosed proxy card (the "Proxy Holders") to serve as proxies for the Annual Meeting.

        If you are a shareholder of record (as discussed in more detail below) and you properly complete and submit a proxy, your shares will be voted by the Proxy Holders in accordance with your instructions on this proxy. If you complete and submit a proxy, but do not indicate how you wish to vote, the Proxy Holders will vote in accordance with the recommendations of our Board as set forth after each proposal.

        If you hold shares in "street name" through a broker, in some cases your shares may be voted even if you do not provide your broker, bank or other nominee with voting instructions. At the Annual Meeting, a broker will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners, except for Proposal 2 (ordinary resolution to ratify our Audit Committee's selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018), Proposal 3 (ordinary resolution to re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006), Proposal 4 (ordinary resolution to authorize our Audit Committee to determine our U.K. statutory auditors' remuneration) and Proposal 7 (ordinary resolution to receive our U.K. Annual Reports and Accounts). See "What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?" below for additional information.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, then you own shares through multiple accounts with our transfer agent and/or your broker, bank or other nominee. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a "shareholder of record" and holding shares in "street name"?

  •
  Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a "shareholder of record" with respect to those shares, and you are receiving these proxy materials directly from us. As the shareholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

  •
  Street Name Shareholder.  If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in "street name"), you are the "beneficial owner" with respect to those shares and these proxy materials are being forwarded to you by that custodian, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank or other nominee has provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other nominee, the shareholder of record may be prohibited from voting your shares as discussed elsewhere in this proxy statement.

How do I vote my shares?

  •
  Shareholder of Record.  Shares held directly in your name as the shareholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

  •
  Street Name Shareholder.  If you hold your shares in "street name," please follow the instructions provided by your broker, bank or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.

How many votes must be present to hold the Annual Meeting?

        There must be a quorum present for any business to be transacted at the Annual Meeting. A quorum is the presence at the Annual Meeting, in person or by proxy, of shareholders who together are entitled to cast at least the majority of the voting rights of Cardtronics as of the record date. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. As of the record date, there were 45,920,908 shares issued outstanding and entitled to vote at the Annual Meeting. Consequently, the presence of the holders of at least 22,960,454 shares, in person or by proxy, is required to establish a quorum for the Annual Meeting.

        If less than a quorum is represented at the Annual Meeting, the meeting will be adjourned by the chair of the meeting, or as otherwise provided in our Articles of Association, to such other day and such other time and/or place as determined in accordance with our Articles of Association.

How many votes do I have?

        You are entitled to one vote for each share that you owned on the record date on all proposals considered at the Annual Meeting.

Can I change my vote after I return my proxy card?

        Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by: (i) submitting a written notice of revocation to our Company Secretary, Aimie Killeen, by mail to Cardtronics plc, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4770 no later than May 15, 2018; (ii) mailing in a new proxy card bearing a later date, but received by us no later than May 15, 2018; or (iii) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

        If you hold your shares in "street name," you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with that entity's procedures.

Could other matters be decided at the Annual Meeting?

        At the time this proxy statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those proposals referenced in this proxy statement. With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?

        Proposal 1.    Each of the proposed directors will be re-elected if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the proposed director as required for the uncontested re-election of each of the proposed directors. This means that each of the Class II director nominees must receive the majority of all votes cast for that Class II director nominee to be re-elected to our Board. You may vote "FOR," "AGAINST" or "ABSTAIN" for each Class II director nominee. If you "ABSTAIN," your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker non-votes are not treated as entitled to cast a vote and therefore will have no impact on the proposal.

        Proposals 2, 3, 4 and 6.    Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote "FOR," "AGAINST" or "ABSTAIN" on each of these proposals. If you "ABSTAIN," your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. These proposals are considered "routine" matters, so if you are a street name shareholder, your broker, bank, or other nominee is permitted to vote your shares on each of these proposals even if your broker does not receive voting instructions from you.

        Proposal 5.    The proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote "FOR," "AGAINST" or "ABSTAIN" on each of these proposals. If you "ABSTAIN," your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker non-votes are not treated as entitled to cast a vote and therefore will have no impact on the proposals.

Who is participating in this proxy solicitation and who will pay for its cost?

        We will bear the entire cost of soliciting proxies, including the cost of the preparation and distribution of this proxy statement, the proxy card and any additional information furnished to our shareholders. In addition to this solicitation, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

May I propose actions for consideration at the next annual general meeting of shareholders or nominate individuals to serve as directors?

        Yes. You may submit proposals for consideration at future shareholder meetings, including director nominations. See "Corporate Governance—Our Board—Director Selection and Nomination Process" and "Proposals for the 2018 Annual General Meeting of Shareholders" for more details.

What is "householding" and how does it affect me?

        We participate, and some brokers, banks, trustees, custodians and other nominees may be participating, in the practice of "householding" proxy materials. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single proxy statement and Annual Report on Form 10-K and Notice of Internet Availability. You may request a separate copy of this proxy statement by calling 1-866-540-7095 or by writing us at Cardtronics plc, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Whom should I contact with questions about the Annual Meeting?

        If you have any questions about this proxy statement or the Annual Meeting, please contact our Company Secretary Aimie Killeen, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4518.

Where may I obtain additional information about Cardtronics plc?

        We refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 1, 2018. Our Annual Report on Form 10-K, including audited financial statements, is available on our website at www.cardtronics.com.

        IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS PLEASE CONTACT OUR COMPANY SECRETARY, AIMIE KILLEEN, AT 3250 BRIARPARK DRIVE, SUITE 400, HOUSTON, TEXAS 77042.

        On the following pages, we have set forth the proposals that are being submitted to the shareholders for their approval. Following each proposal is a summary of the proposal as well as our Board's recommendation in support thereof.

PROPOSAL 1:
ORDINARY RESOLUTIONS TO RE-ELECT CLASS II DIRECTORS

Our Class II Director Nominees

        Our Board currently has nine director positions that are divided into three classes, with one class to be elected at each annual general meeting of shareholders to serve for a three-year term. The term of our Class II directors expires at the Annual Meeting, the term of our Class III directors expires at the 2019 Annual General Meeting of Shareholders, and the term of our Class I directors expires at the 2020 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal. Our Class I directors are Jorge M. Diaz and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood; and our Class III directors are Julie Gardner, Edward H. West and Mark Rossi. Our Board currently has one vacant director position.

        Acting upon the recommendation of our Nominating & Governance Committee, our Board nominated J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood for re-election as Class II directors at the Annual Meeting. Each nominee is currently a director, has consented to being named a nominee in this proxy statement, and has indicated a willingness to serve if elected. Class II directors re-elected at the Annual Meeting will serve for a term to expire at the 2021 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal. We did not pay any third-party fees to assist in the process of identifying or evaluating these candidates.

        Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the re-election of each of J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood as Class II directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the re-election of such other person as our Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

        Shareholders may not cumulate their votes in the re-election of our directors.

        The names and certain information about the Class II director nominees, including their ages as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that the director should be nominated to serve on our Board in light of our business, are set forth below:

Name	Age	Position
J. Tim Arnoult	69	Class II Director
Dennis F. Lynch	69	Class II Director
Juli C. Spottiswood	51	Class II Director

        J. Tim Arnoult has served as a director of our company since January 2008. Mr. Arnoult provides over 30 years of banking, payments and information technology experience to our Board. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services in 2005 and 2006, President of Global Technology and Operations from 2000 to 2005, President of Central U.S. Consumer and Commercial Banking from 1996 to 2000, and President of Private Banking from 1992 to 1996. Mr. Arnoult also serves on the board of directors of Stellus Capital Investment Corporation and AgileCraft, LLC. Mr. Arnoult is experienced in the integration of complex mergers including NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004. Since 2006 Mr. Arnoult has worked as a consultant and corporate director. Mr. Arnoult holds a Bachelor of Arts and Masters of Business Administration degrees from the University of Texas at Austin.

        Mr. Arnoult has experience serving as a director for public and private companies as well as significant nonprofit and industry association boards, including the board of Visa USA. We believe Mr. Arnoult's broad financial services background, including international responsibilities, past directorship experience and active community involvement make him well-qualified to serve on our Board, as Chair of our Nominating & Governance Committee, on our Audit Committee and on our Finance Committee.

        Dennis F. Lynch has served as a director of our company since January 2008 and Chair of our Board since November 2010. Mr. Lynch has over 30 years of experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch is currently a director on the board of Fiserv, Inc. (NASDAQ:FISV), a global technology provider to banks, credit unions, lenders and investment firms ("Fiserv"). Mr. Lynch is also currently a director and was previously the chairperson (from 2009 through 2011) of the Secure Remote Payments Council, a cross-industry group dedicated to accelerating more secure methods of conducting consumer payments in the internet/mobile marketplace. From 2005 to 2008, Mr. Lynch served as Chair and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions with NYCE Corporation, including serving as President and Chief Executive Officer from 1996 to 2004, and as a director from 1992 to 2004. Prior to joining NYCE Corporation, Mr. Lynch served in a variety of information technology and products roles, ultimately managing Fleet Boston's consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005 to 2007. Mr. Lynch was also a founding director of YANKEE24 Network, an electronic payments network serving the New England region and served as its Chair from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of the Electronic Funds Transfer Association. Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.

        Mr. Lynch's extensive experience in the payment industry and his leading role in the introduction and growth of various card products and payment solutions make him a valuable asset to our Board. We leverage Mr. Lynch's knowledge of card products and payment solutions in developing our strategies for capitalizing on the proliferation of prepaid debit cards. Additionally, Mr. Lynch's service on a number of corporate boards and his experience as the Chief Executive Officer of NYCE Corporation, provide him with the background and leadership skills necessary to serve as Chair of our Board and as a member of our Nominating & Governance Committee and our Finance Committee.

        Juli C. Spottiswood has served as a director of our company since May 2011. From October 2014 to July 2015, Ms. Spottiswood served as Senior Vice President of Blackhawk Network Holdings Inc. (NASDAQ: HAWK), a leading prepaid and payments network ("Blackhawk"), and General Manager of Blackhawk Engagement Solutions ("BES"), a division of Blackhawk. BES provides customized engagement and incentive programs for consumers, employees and sales channels. She was previously an Independent Advisor to Blackhawk. Ms. Spottiswood was also previously President, Chief Executive Officer and a member of the board at Parago, Inc., a marketing services company, which was sold in October 2014 to Blackhawk. Ms. Spottiswood co-founded Parago in 1999, originally serving as the company's Chief Financial Officer. Ms. Spottiswood also brings to our Board significant experience within the prepaid card industry; previously serving as a board member and treasurer of the Network Branded Prepaid Card Association, a nonprofit association formed to promote the use of prepaid cards as an alternative payment vehicle. In October 2017, Ms. Spottiswood joined a newly formed private equity backed holding company—Syncapay, Inc. as Chair & CEO. Syncapay's mission is to acquire and consolidate high-growth, leading edge payments companies. In 2009, Ms. Spottiswood was the recipient of the Ernst & Young Entrepreneur of the Year award in the Southwest region. Ms. Spottiswood holds a Bachelors of Business Administration in Accounting from the University of Texas.

        Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen. Her knowledge of the payment industry and innovation makes her a well-qualified asset to our Board, to our Finance Committee and as Chair of our Audit Committee.

Recommendation and Required Vote

        Each proposed director will be elected if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against the proposed director are cast in favor of the proposed director to serve as a Class II director. Our Board believes that the re-election of each Class II director nominee identified above is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE CLASS II DIRECTOR NOMINEES IDENTIFIED ABOVE.

*    *    *

Continuing Directors

        In addition to the Class II directors to be elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that the director should serve on our Board in light of our business are set forth below:

Name	Age	Position
Jorge M. Diaz	53	Class I Director
G. Patrick Phillips	68	Class I Director
Julie Gardner	60	Class III Director
Edward H. West	51	Class III Director
Mark Rossi	61	Class III Director

        Jorge M. Diaz has served as a director of our company since December 2004. Mr. Diaz has served as vice chair of strategy and business development of Fiserv since February 2017, where he supports the billings and payments group, and had previously held the position of Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv. In January 1985, Mr. Diaz co-founded National Embossing Company, which he sold to Fiserv in April 1994. Mr. Diaz serves as a director for the local chapter of the Boys and Girls Club, a national non-profit organization.

        Mr. Diaz' extensive experience in the electronic funds transfer processing industry, as well as his long-standing association with our company, makes him uniquely qualified to serve on our Board, our Compensation Committee and our Nominating & Governance Committee.

        G. Patrick Phillips has served as a director of our company since February 2010. Mr. Phillips retired from Bank of America in 2008, after a 35-year career, most recently serving as President of Bank of America's Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips also serves on the board of directors of USAA Federal Savings Bank ("USAA FSB") where he served as Chair of the Finance and Audit Committee and Chair of the Compensation Committee through March 2018 and now serves as Chair of the Risk Committee. He also is Chair of the board of Novant Health, a non-profit healthcare company operating in North Carolina, South Carolina, Georgia and Virginia. In addition, Mr. Phillips serves as an adviser to the financial services practice of Bain & Company, a global management consulting firm. Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School of Business at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.

        Mr. Phillips' extensive experience in the banking industry and the electronic payments industry makes him uniquely qualified to serve on our Board, our Audit Committee and as Chair of our Compensation Committee.

        Julie Gardner has served as a director of our company since October 2013. Ms. Gardner has over 25 years of marketing experience in the retail industry and was cited by Forbes in 2012, as the 11th most influential Chief Marketing Officer in the world. Ms. Gardner currently serves as the North American Chairwoman of the Bonial International Group's Advisory Board. Ms. Gardner retired from her retail career in 2012, after most recently serving as Executive Vice President and Chief Marketing Officer for Kohl's Department Stores. During her 14 year tenure at Kohl's, 887 new stores were opened and 25 new brands were launched to the portfolio of private, exclusive and national brands. She has been credited for the successful launch of numerous exclusive brands including Simply Vera Wang, Elle, Food Network, Chaps, Dana Buchman, Candies, Lauren Conrad, Jennifer Lopez and Tony Hawk. While at Kohl's, Ms. Gardner created the Kohl's Cares program, the first philanthropic strategy for the company, which raised over $200 million between 2000 and 2012 for children's health and educational programs, and lead the funding and development of the TED educational program with the TED organization. From 1985 to 1999, Ms. Gardner served in a number of positions for Eckerd Corporation, a retail drug store company operating over 3,000 stores in the Southeast and Southwest, serving as Chief Marketing Officer from 1994 to 1999. Prior to joining Eckerd Corporation, Ms. Gardner served in Account Management with two advertising firms. Her vast success has led to numerous awards, including 20 Addy Awards, 30 RACie awards and an Emmy Award from the Arts and Sciences.

        Ms. Gardner has expansive marketing and advertising experience in the retail industry and we believe her experience and her background with rapid business expansion, as well as her insights with drugstore chains, a key retailer constituent of Cardtronics, make her well-qualified to serve on our Board, our Nominating & Governance Committee and our Compensation Committee.

        Edward H. West has served as our Chief Executive Officer since January 1, 2018. Mr. West joined Cardtronics in January 2016 and became our Chief Financial Officer, replacing J. Chris Brewster, our former Chief Financial Officer, effective February 23, 2016. In July 2016, Mr. West also assumed the role of Chief Operations Officer. Prior to joining Cardtronics, Mr. West served as President and Chief Executive Officer of Education Management Corporation, joining that company initially as Chief Financial Officer in 2006. Prior to 2006, Mr. West held various executive positions within Internet Capital Group, including serving as Chief Executive Officer of ICG Commerce, the largest subsidiary of the group from 2002-2006. Prior to his time at Internet Capital Group, Mr. West served as Chief Financial Officer for Delta Air Lines. Mr. West began his career as a banker at SunTrust. Mr. West received a BBA in Finance from Emory University.

        Mr. West's current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to our Board; and his considerable role in the management of our company enables him to continually educate and advise our Board on our business, industry and related opportunities and challenges.

        Mark Rossi has served as a director of our company since November 2010. Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C. ("Cornerstone"), a Connecticut based private equity firm with a particular emphasis on technology and telecommunications, health care services and products and business services. Prior to the formation of Cornerstone in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America. Mr. Rossi's industry focus is on business services and technology companies. After graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts Degree in Economics, Mr. Rossi earned a Master of Business Administration Degree from the J.L. Kellogg School of Management at Northwestern University where he was an F.C. Austin Scholar.

        Mr. Rossi has extensive financial services experience, is a member of the board of directors of several companies and previously served as Chair of the board of directors of Maxwell Technologies Inc. (NASDAQ: MXWL), which makes him well-qualified to serve on our Board, our Audit Committee, our Compensation Committee and as Chair of our Finance Committee.

PROPOSAL 2:
AN ORDINARY RESOLUTION TO RATIFY THE SELECTION OF KPMG LLP (U.S.)
AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected KPMG LLP (U.S.) as our U.S. independent registered public accounting firm to conduct our audit for the year ending December 31, 2018.

        We engaged KPMG LLP (U.S.) to serve as our U.S. independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP (U.S.) for the fiscal year ending December 31, 2018 has been approved by our Audit Committee. Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K and has approved their inclusion therein. See "Audit Matters—Report of our Audit Committee" for more details.

        Although shareholder ratification of the selection of KPMG LLP (U.S.) is not required, our Audit Committee considers it desirable for our shareholders to vote upon this selection. If the selection is not ratified, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Cardtronics and our shareholders.

        A representative of KPMG LLP (U.S.) is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders at the Annual Meeting.

*    *    *

Recommendation and Required Vote

        The proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. Our Board believes that the ratification of the selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018 is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP (U.S.) AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 PROPOSAL 3:
AN ORDINARY RESOLUTION TO RE-APPOINT KPMG LLP (U.K.) AS OUR
U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006

        In accordance with the U.K. Companies Act 2006, our U.K. statutory auditors must be re-appointed at each meeting at which the U.K. Annual Reports and Accounts are presented to our shareholders. KPMG LLP (U.K.) has served as Cardtronics' U.K. statutory auditors since June 29, 2016.

        If this proposal is not approved by our shareholders at the Annual Meeting, our Board may appoint auditors to fill the vacancy.

Recommendation and Required Vote

        The proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. Our Board believes, following a recommendation to this effect by our Audit Committee, that the re-appointment of KPMG LLP (U.K.) as Cardtronics' U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RE-APPOINTMENT OF KPMG LLP (U.K.) AS OUR U.K. STATUTORY AUDITORS TO HOLD OFFICE FROM THE CONCLUSION OF THE ANNUAL MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS AT WHICH THE U.K. ANNUAL REPORTS AND ACCOUNTS ARE PRESENTED TO OUR SHAREHOLDERS.

*    *    *

PROPOSAL 4:
AN ORDINARY RESOLUTION TO AUTHORIZE OUR AUDIT COMMITTEE
TO DETERMINE OUR U.K. STATUTORY AUDITORS' REMUNERATION

        In accordance with the U.K. Companies Act 2006, the remuneration of our U.K. statutory auditors must be fixed in a general meeting of shareholders or in such manner as may be determined in a general meeting of shareholders. We are asking our shareholders to authorize our Audit Committee to determine the remuneration of KPMG LLP (U.K.) in its capacity as Cardtronics' U.K. statutory auditors under the U.K. Companies Act 2006 in accordance with our Audit Committee's procedures and applicable law.

Recommendation and Required Vote

        The proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. Our Board believes that authorizing our Audit Committee to determine the remuneration of KPMG LLP (U.K.) as Cardtronics' U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS' REMUNERATION.

*    *    *

PROPOSAL 5:
AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Delivering on our Executive Compensation Program Key Objectives

        The primary objectives of our executive compensation program are to attract, retain and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall shareholder value.

        To do so, our compensation program aligns the interests of management with those of our investors, creates incentives for, and rewards performances of the individuals based on our overall success and the achievement of financial objectives. Specifically, our compensation program provides management with the incentive to achieve or maximize certain company-level performance measures. Each year, based upon the expected circumstances and conditions confronting us for that year, our Compensation Committee selects performance metrics that it believes will produce the best return for our shareholders given the then-current conditions. For a discussion of 2017 compensation decisions, see the "Compensation Discussion and Analysis" section of this proxy statement.

Overview of Compensation Program Governance Practices

        We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2017:

  •
  Performance-based compensation arrangements, including performance-based equity awards that use select performance measures intended to drive shareholder value represents a significant portion of the overall compensation opportunity.

  •
  No excise tax gross-ups or executive-only perquisites such as company cars, security systems or financial planning.

  •
  A compensation clawback policy that entitles the Board of Directors to seek recoupment from participants in the 2007 Long Term Incentive Plan and Cash Incentive Plan for a portion of their awards if financials are restated resulting in a lesser payout or for their entire awards if they are involved in fraud or misconduct leading to the restatement.

  •
  A share ownership policy that generally requires executive officers and directors to hold shares until the requisite ownership threshold is satisfied.

  •
  Prohibition on repricing of stock options and stock appreciation rights without shareholder approval.

  •
  Annual advisory shareholder vote to approve the Company's executive compensation.

  •
  The direct retention by the Compensation Committee of its independent compensation consultant, Meridian Compensation Partners, which performs no other consulting or other services for the Company.

Advisory Say on Pay Proposal

        We urge shareholders to read the "Compensation Discussion and Analysis" section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table for the year ended December 31, 2017 and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our Named Executive Officers. Our Compensation Committee believes that the policies and procedures articulated in the "Compensation Discussion and Analysis" section of this proxy statement are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement help position us for long-term success.

        In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance in recognition that executive compensation is an important matter for our shareholders, we are asking shareholders to adopt the following advisory resolution at the Annual Meeting:

  RESOLVED, that the shareholders of Cardtronics approve, on an advisory basis, the compensation of Cardtronics' Named Executive Officers as disclosed in the proxy statement for the 2018 Annual General Meeting of Shareholders of Cardtronics pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

        Although the vote is non-binding and is not meant to address any particular element of our executives' compensation arrangements, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Recommendation and Required Vote

        The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that approving Named Executive Officer compensation is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION.

*    *    *

PROPOSAL 6:
AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO
APPROVE THE DIRECTORS' REMUNERATION REPORT

        In accordance with Section 439 of the U.K. Companies Act 2006, shareholders are voting to approve, on an advisory basis, the directors' remuneration report. The report sets out the remuneration that has been paid to each person who has served as a director of Cardtronics at any time during the fiscal year ended December 31, 2017.

        In accordance with the U.K. Companies Act 2006, the directors' remuneration report has been approved by and signed on behalf of our Board, and the remuneration report will be delivered to the Registrar of Companies in the United Kingdom following the Annual Meeting.

        We encourage shareholders to read the directors' remuneration report as set forth in Annex A to this proxy statement.

        This advisory vote is not binding on our Board or our Compensation Committee. A vote against this proposal will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action with respect to the remuneration decisions set out therein. However, we will take into account the outcome of the vote when considering future director compensation decisions.

Recommendation and Required Vote

        The proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. Our Board believes that the adoption of the ordinary resolution approving the directors' remuneration report is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE DIRECTORS' REMUNERATION REPORT.

*    *    *

PROPOSAL 7:
AN ORDINARY RESOLUTION TO RECEIVE OUR U.K. ANNUAL REPORTS AND ACCOUNTS

        In accordance with the U.K. Companies Act 2006, our Board is required to present our audited U.K. statutory accounts, together with the directors' report, the strategic report, the directors' remuneration report and the auditors' report for the fiscal year ended December 31, 2017, to the shareholders at the Annual Meeting. We will propose an ordinary resolution for the shareholders at the Annual Meeting to receive our U.K. Annual Reports and Accounts and to ask questions of the representative of KPMG LLP (U.K.) in attendance at the Annual Meeting.

Recommendation and Required Vote

        The proposal will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. Our Board believes that receiving our U.K. Annual Reports and Accounts is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RECEIPT OF OUR U.K. ANNUAL REPORTS AND ACCOUNTS.

*    *    *

CORPORATE GOVERNANCE

Our Governance Practices

  Commitment to Good Corporate Governance

        We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, Related Persons Transactions Policy, Whistleblower Policy and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com and you may also request a copy of each document at no cost by writing (or by telephoning) the following: Cardtronics plc, Attention: Company Secretary, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, or by telephone at (832) 308-4518.

Key Corporate Governance Highlights

  •
  Non-executive, independent Chair of the Board

  •
  All directors are independent, other than the CEO

  •
  Board's four committees are fully independent and meet regularly

  •
  Executive sessions held in conjunction with each quarterly Board meeting

  •
  Majority vote for directors in uncontested elections

  •
  No supermajority shareholder approval requirements

  •
  We have two "audit committee financial experts" on our Audit Committee

  •
  Directors must notify Nominating & Governance Committee prior to joining another public company Board

  •
  Board of Directors and committees have the authority to retain independent advisors

  •
  Board of Directors and committees conduct performance reviews annually

  •
  Stock ownership and retention guidelines for directors and executive officers

  •
  Related-person transactions approval policy regarding the review, approval and ratification by our Audit Committee

  •
  Insider trading policy prohibits hedging and pledging transactions in our shares

  Code of Ethics

        Our Board has adopted a Code of Business Conduct and Ethics ("Code of Ethics") for our directors, officers and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, and other accounting and finance officers. We intend to disclose any amendments to or waivers of these codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar functions, on our website at www.cardtronics.com promptly following the date of any amendment or waiver.

Our Board

  Board Composition

        Our Board is currently comprised of nine directors divided into three classes, with one class elected at each annual general meeting of shareholders to serve for a three-year term. The term of our Class I directors expires in 2020, the term of our Class II directors expires in 2018 and the term of our Class III directors expires in 2019. Each director holds his or her office until a successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal. Our Class I directors are Jorge M. Diaz and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood; and our Class III directors are Edward H. West, Julie Gardner and Mark Rossi. Our Board currently has one vacant director position. The Board is focused on Board succession planning and is currently conducting a search process.

        Our Nominating & Governance Committee considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.

  Director Independence

        As required under the listing standards of NASDAQ, a majority of the members of our Board must qualify as "independent," as affirmatively determined by our Board. Our Nominating & Governance Committee assesses the independence of each director and each prospective director and recommends to the full Board for its determination of whether or not each director and each prospective director is independent.

        Based on the evaluation of all relevant transactions or relationships between each director, or any of his or her family members, and our Company, senior management, U.S. independent registered accounting firm and U.K. statutory auditors, the Board has determined that all of our directors are independent under the applicable standards set forth by NASDAQ and the SEC, with the exception of Mr. West, our Chief Executive Officer. In making these independence determinations, our Nominating & Governance Committee reviewed, and presented to the Board to consider, the following relationships and transactions, which the Board found did not affect the independence of the applicable directors:

  •
  Jorge M. Diaz.  Mr. Diaz is vice chair of strategy and business development in the billing and payments group at Fiserv, which is one of our ATM transaction processing vendors. The amounts paid to Fiserv for the years ended December 31, 2015, 2016 and 2017 did not exceed the NASDAQ independence thresholds.

  •
  Dennis F. Lynch.  Mr. Lynch, the chair of our Board, is a director of Fiserv. As noted above, we have a business relationship with Fiserv.

  •
  G. Patrick Phillips.  Mr. Phillips serves on the board of directors of USAA FSB where he served as Chair of the Finance and Audit Committee through March 2018 and now serves as Chair of the Risk Committee. USAA FSB is one of many financial institutions that brand our ATMs and is a customer of our Allpoint network.

  Board Leadership Structure

        Our Board has determined that having a non-executive director serve as Chair of our Board is in the best interest of our shareholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chair of our Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board as well as the executive sessions of independent directors. We believe this structure ensures a greater role for the non-executive directors in the oversight of our company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of our Board.

  Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic and regulatory risks, and others, such as the impact of competition, change in consumer behavior, and technological changes. Management is responsible for the day-to-day management of risks our company faces, while our Board, as a whole and through its committees, has the responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

        Our Board believes that establishing the right "tone at the top" and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chair has regular discussions with our Chief Executive Officer and other executive officers to discuss strategy and risks facing us, and our Board is regularly updated by our management on strategic matters involving our operations.

        While our Board is ultimately responsible for risk oversight, each of our Board committees assists our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NASDAQ listing standards, discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as described in more detail in "Compensation Discussion and Analysis" below. Our Nominating & Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. Our Finance Committee assists our Board in fulfilling its oversight responsibilities with respect to our capital structure, interest rate risk management and insurance policies and coverage.

  Meetings

        Meetings.    Our Board held a total of nine meetings (four quarterly and five special meetings) during the year ended December 31, 2017. During 2017, each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.

        Executive Sessions; Presiding Director.    According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting. The Chair of our Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.

        Annual Meeting Attendance.    Seven of our eight directors attended our 2017 annual meeting held on May 10, 2017. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.

  Limitation on Public Company Board Service

        Members of our Audit Committee are prohibited from serving on audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties, as required by applicable securities laws and NASDAQ listing standards.

  Board and Committee Self-Evaluation

        Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. Our Nominating & Governance Committee leads our Board's self-evaluation effort by conducting an annual evaluation of our Board's performance. Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.

  Director Selection and Nomination Process

        Our Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include: (i) possessing the qualifications of an "independent" director in accordance with applicable NASDAQ listing rules; (ii) capacity to devote sufficient time to learn and understand our marketplace and industry and to prepare for and attend our meetings; (iii) commitment to enhancing shareholder value; (iv) ability to develop productive working relationships with other board members and management; (v) demonstrated skills, background and competencies that complement and add diversity to our Board; and (vi) possessing demonstrated experience in international business. Our Nominating & Governance Committee does not require that a successful candidate possess each and every criteria.

        Our Board values diversity as a factor in selecting nominees to serve on our Board, and believes that the diversity which exists in its composition provides significant benefit to our Board and Cardtronics. Therefore, there is no specific policy, our Nominating & Governance Committee considers diversity as part of its criteria in selecting nominees for directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international business experience.

        Our Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by our Nominating & Governance Committee or shareholder recommendations, provided that the procedures set forth below are followed. Our Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate's relevant business experience, our Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board.

        Shareholders may recommend potential candidates to our Board by sending a written request to our Company Secretary, in accordance with our Articles of Association, Aimie Killeen, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The requirements and procedures for shareholder recommendations are described in the section entitled "Proposals for the 2019 Annual General Meeting of Shareholders".

        From time to time, our Nominating & Governance Committee may request additional information from the nominee or the nominating shareholder.

Committees of Our Board

  General

        Board Committees.    Our Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Each committee is comprised of independent directors as currently required under the applicable SEC's rules and regulations and NASDAQ listing standards, and each committee is governed by a written charter approved by our Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.

        The table below provides the current composition of each committee of our Board:

Name	Audit Committee		Compensation Committee		Nominating & Governance Committee		Finance Committee
J. Tim Arnoult	X				X	*	X
Jorge M. Diaz			X		X
Julie Gardner			X		X
Dennis F. Lynch					X		X
G. Patrick Phillips	X		X	*
Edward H. West
Mark Rossi	X		X				X	*
Juli C. Spottiswood	X	*					X

*
Committee Chair.

        Audit Committee.    Our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. In addition, each member of our Audit Committee satisfies the financial literacy requirements of NASDAQ listing standards. Ms. Spottiswood (our Chair) and Mr. Phillips each qualify as an "audit committee financial expert" within the meaning of the SEC's rules and regulations.

        Our Audit Committee is appointed by our Board to:

  •
  assist our Board in fulfilling its oversight responsibilities with respect to our accounting and financial reporting process (including management's development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;

  •
  assist our Board in overseeing the integrity of our financial statements;

  •
  assist our Board in overseeing our compliance with legal and regulatory requirements;

  •
  assist our Board in overseeing the qualifications, independence and performance of both our U.S. independent registered public accounting firm and the independent U.K. auditor firm engaged to act as Cardtronics' U.K. statutory auditors, in each case, engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

  •
  assist our Board in overseeing the effectiveness and performance of our internal audit function;

  •
  prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual general meeting of shareholders; and

  •
  perform such other functions as our Board may assign to Our Audit Committee from time to time.

        The Report of our Audit Committee is set forth under "Audit Matters—Report of our Audit Committee" below.

        Our Audit Committee held eight meetings during the fiscal year ended December 31, 2017.

        Compensation Committee.    Our Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards and our Corporate Governance Principles.

        Pursuant to its charter, the purposes of our Compensation Committee are to:

  •
  oversee the responsibilities of our Board relating to compensation of our directors and executive officers;

  •
  produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations; and

  •
  design, recommend and evaluate our director and executive compensation plans, policies and programs.

        In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See "Compensation Discussion and Analysis" and "Executive Compensation" for additional information on our Compensation Committee's processes and procedures for the consideration and determination of executive compensation and "Director Compensation" for additional information on its consideration and determination of director compensation. Pursuant to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities.

        The Report of our Compensation Committee is set forth under "Compensation Committee Report" below.

        Our Compensation Committee held eight meetings during the fiscal year ended December 31, 2017.

        Nominating & Governance Committee.    Our Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of shareholders and develops and recommends corporate governance principles to our Board. Our Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC's rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. For information regarding our Nominating & Governance Committee's policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by shareholders, see "Corporate Governance—Our Board—Director Selection and Nomination Process" above.

        The purpose of our Nominating & Governance Committee is to serve as an independent and objective body to:

  •
  assist our Board by identifying individuals qualified to become Board members and to recommend that our Board select the director nominees for election at the annual meetings of shareholders or for appointment to fill vacancies on our Board;

  •
  recommend to our Board director nominees for each committee of our Board;

  •
  advise our Board about appropriate composition of our Board and its committees;

  •
  advise our Board about and recommend to our Board appropriate corporate governance practices and to assist our Board in implementing those practices;

  •
  lead our Board in its annual review of the performance of our Board and its committees; and

  •
  perform such other functions as our Board may assign to our Nominating & Governance Committee from time to time.

        Our Nominating & Governance Committee held four meetings during the fiscal year ended December 31, 2017.

        Finance Committee.    Our Nominating & Governance Committee, in its business judgment, has determined that our Finance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under NASDAQ listing standards and our Corporate Governance Principles. To assist our Finance Committee, the following members of our management are invited to all meetings: Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer. Our Finance Committee assists our management with respect to corporate insurance programs, derivative arrangements, significant financing arrangements and investment decisions, reviewing and approving certain acquisitions/investments above management's approval level and the development and oversight of a comprehensive plan to mitigate interest rate exposure. Accordingly, our Finance Committee will review and recommend to our Board an Interest Rate Risk Management Policy and any changes thereto at least annually.

        Our Finance Committee held four meetings during the fiscal year ended December 31, 2017.

SHARE OWNERSHIP MATTERS

Communications from Shareholders and Interested Parties

        Our Board welcomes communications from our shareholders and other interested parties. Shareholders and any other interested parties may send communications to our Board, any committee of our Board, the Chair of our Board or any director in particular to: c/o Cardtronics plc, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: Company Secretary.

        Our Company Secretary (or any successor to the duties thereof) will review each such communication received from shareholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (ii) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated to a committee of our Board to or to an executive officer, our Company Secretary may forward such communication to the executive or the chair of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officer to the person submitting the communications.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% shareholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2017, our executive officers, directors and persons who own more than 10% of a registered class of our equity securities filed under Section 16(a) on a timely basis under Section 16(a) except for the following late filings: Form 4 filings to report awards of performance-based RSUs granted on March 8, 2017 were filed two days late for the following directors and officers: Jonathan Simpson-Dent, David Dove Walker, Edward West, Steven Rathgaber, E. Brad Conrad, Rick Updyke, Gerardo Garcia, J. Tim Arnoult, Jorge Diaz, Julie Gardner, Dennis Lynch, Patrick Phillips, Mark Rossi and Juli Spottiswood. Form 4 filings for Steven Rathgaber and Edward West to report RSU grants made on March 31, 2017 and for Roger Craig to report RSU vestings on March 31, 2017 were filed one day late. Finally, Form 3 filings for Timothy Halford and Aimie Killeen were filed two and six days late, respectively.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table sets forth information as of December 31, 2017, with respect to the compensation plans under which our equity awards are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,250	$9.69	4,824,889
Total	1,250	$9.69	4,824,889

(1)
Represents our 2007 Plan. For additional information on the terms of this plan, see "Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Incentive Awards—2007 Plan" below.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding the beneficial ownership of our shares as of March 23, 2018 for:

  •
  each person known to us to be the beneficial owner of more than 5% of our shares;

  •
  each of our directors and director nominees;

  •
  each of our Named Executive Officers; and

  •
  all directors and executive officers as a group.

        The number of shares and the percentages of beneficial ownership are based on 45,920,908 shares outstanding as of March 23, 2018, and the number of shares owned and acquirable within 60 days of March 23, 2018 by the named person, with the exception of the amounts reported in filings on Schedule 13D and 13G, which amounts are based on holdings as of December 31, 2017, or as otherwise disclosed in such filings and reported below.

        To our knowledge and except as indicated in the footnotes to this table and subject to applicable laws, the persons named in this table have the sole voting and investment power with respect to all shares listed as beneficially owned by them.

Name and Address of Beneficial Owners(1)(2)	Shares Beneficially Owned(3)	Percent of Shares Beneficially Owned
5% Shareholders:
Hudson Executive Capital LP(4)	6,324,730	13.8%
BlackRock, Inc.(5)	5,753,980	12.5%
T. Rowe Price Associates, Inc.(6)	4,231,737	9.2%
The Vanguard Group, Inc.(7)	4,007,676	8.7%
Van Berkom & Associates Inc.(8)	3,333,500	7.3%
FMR LLC(9)	2,410,690	5.2%
Directors and Named Executive Officers:
Steven A. Rathgaber	319,199	0.7	%*
Edward H. West	56,522	0.1	%*
Jorge M. Diaz	45,892	0.1	%*
Mark Rossi	38,924	0.1	%*
Dennis F. Lynch	30,515	0.1	%*
G. Patrick Phillips	24,412	0.1	%*
Juli C. Spottiswood	19,622	0.0	%*
J. Tim Arnoult	13,325	0.0	%*
Julie Gardner	13,247	0.0	%*
Stuart Mackinnon	9,323	0.0	%*
Brian Bailey	3,466	0.0	%*
Dan Antilley	—	0.0	%*
Gary Ferrera	—	0.0	%*
P. Michael McCarthy	—	0.0	%*
All directors and executive officers as a group (17 persons)	282,225	0.6	%*

*
Less than 1.0% of our outstanding shares

(1)
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 23, 2018, and RSUs that are currently vested or will be vested within 60 days of March 23, 2018. Shares issuable pursuant to options and RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs but are not deemed outstanding for computing the percentage of any other person.

(2)
The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics plc, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of Hudson Executive Capital LP is 1185 Avenue of the Americas, 32nd Floor, New York, NY 10036. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address of T. Rowe Price Associates Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address of Van Berkom & Associates Inc. is 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Amounts shown include shares and restricted shares beneficially owned. There are no RSUs that will vest within 60 days of March 23, 2018, and no exercisable options or unvested options that will vest within 60 days of March 23, 2018.

(4)
As reported on the Form 4 dated February 21, 2018 and filed with the SEC on February 23, 2018, Hudson Executive Capital Management LP has shared voting and dispositive power over 6,324,730 shares.

(5)
As reported on Schedule 13G/A, dated as of December 31, 2017 and filed with the SEC on January 23, 2018, BlackRock, Inc. has sole voting power over 5,650,828 shares and sole dispositive power over 5,753,980 shares.

(6)
As reported on Schedule 13G/A, dated as of December 31, 2017 and filed with the SEC on February 14, 2018, T. Rowe Price Associates, Inc. has sole voting power over 719,473 shares and sole dispositive power over 4,231,737 shares.

(7)
As reported on Schedule 13G/A, dated as of December 31, 2017 and filed with the SEC on February 8, 2018, the Vanguard Group, Inc. has sole voting power over 89,338 shares, sole dispositive power over 3,915,492 shares, shared dispositive power over 92,184 shares and shared voting power over 6,500 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 85,684 of such shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,154 of such shares as a result of its serving as investment manager of Australian investment offerings.

(8)
As reported on Schedule 13G, dated as of December 31, 2017 and filed with the SEC on February 13, 2018 by Van Berkom & Associates Inc. has sole voting power over 3,333,500 shares and sole dispositive power over 3,333,500 shares.

(9)
As reported on Schedule 13G/A, dated as of December 31, 2017 and filed with the SEC on January 10, 2018, FMR LLC has sole voting power over 1,975 shares and sole dispositive power over 2,410,690 shares.

EXECUTIVE OFFICERS

        Our executive officers are appointed by our Board on an annual basis and serve until removed by our Board or their successors have been duly appointed. The following table sets forth the name, age (as per the date of the Annual Meeting) and position of each person who is currently an executive officer of Cardtronics:

Name	Age	Position
Dan Antilley	50	Chief Information Security Officer
Brian Bailey	46	Executive Vice President & Managing Director, North America
E. Brad Conrad	45	Executive Vice President—Treasurer & Interim Chief Accounting Officer
Gary W. Ferrera	55	Chief Financial Officer
Geri House	41	Chief Human Resources Officer
Aimie Killeen	39	General Counsel and Secretary
Stuart Mackinnon	46	Executive Vice President—Technology and Operations & Chief Information Officer
Brad Nolan	45	Executive Vice President—Global Product & Marketing
Marc Terry	56	Managing Director—International
Edward H. West	51	Chief Executive Officer

        There are no family relationships among any of our directors or executive officers.

        The following biographies describe the business experience of our executive officers:

        Dan Antilley has served as our Chief Information Security Officer since May 30, 2017. In this role, Mr. Antilley is responsible for leading the company's global information security and technology risk strategy program, focused on safeguarding company and customer assets, and ATM user information. Mr. Antilley has more than 20 years of information security leadership experience, including retail banking industry expertise. Most recently prior to joining Cardtronics, Mr. Antilley capped a 16+ year career at Bank of America by serving as Senior Vice President and Global Information Security Operations Executive, a role in which he directed a multi-site global team of 400 information security professionals, with an emphasis on threat and vulnerability management, malware protection and cyber forensics. Earlier in his career, Mr. Antilley served in technology roles at Genuity, Check Point Software Technologies and the Texas Department of Housing and Community Affairs. Earned over the course of his career, Mr. Antilley holds multiple patents for systems and methods related to information security risk assessment.

        Brian Bailey has served as our Managing Director, North America, since November 2016. Prior to joining Cardtronics, Mr. Bailey served as Vice President and General Manager for NCR Corporation's Financial Services Division, responsible for Product Management and Marketing. At NCR, Mr. Bailey held various leadership roles in sales, marketing, and product management, including assignments in NCR's Asia Pacific and Europe regions, all focused on the financial services industry segment. Mr. Bailey holds a Bachelor of Science degree in Finance and Marketing from the University of Dayton.

        E. Brad Conrad has served as our Executive Vice President-Treasurer since January 2018. Mr. Conrad currently also serves as our Chief Accounting Officer, a role he has held since October 2010, as the Company is currently in the process of selecting a successor for this position. From April 2008 to October 2010, Mr. Conrad served as our Senior Vice President and Corporate Controller. Prior to joining Cardtronics, Mr. Conrad held various management positions in the accounting and reporting function at Consolidated Graphics, Inc., an international commercial printing company that was acquired by RR Donnelley in January 2014. Prior to such time, Mr. Conrad held several finance and accounting roles at Peregrine Systems, Inc. Mr. Conrad began his career with KPMG LLP in its audit practice. Mr. Conrad holds a Masters in Professional Accounting and a Bachelors of Business Administration from the University of Texas and is a licensed certified public accountant in the state of Texas.

        Gary W. Ferrera has served as our Chief Financial Officer since November 28, 2017. In this role, Mr. Ferrera is responsible for leading all financial functions of the company, and he provides oversight for accounting and reporting, strategic planning and analysis, treasury, tax, internal audit, risk management, investor relations and corporate development. Ferrera has more than 20 years of leadership experience in corporate finance and corporate development roles. Prior to joining Cardtronics, Mr. Ferrera was at DigitalGlobe, Inc., where he served as Chief Financial Officer since early 2015. Previously serving in that same capacity for Intrawest Resorts, Great Wolf Resorts, National CineMedia, and Unity Media, Mr. Ferrera's career as a Chief Financial Officer is notable for overseeing periods of rapid growth, mergers and acquisitions, initial public offerings, along with cost-efficient operating and capital structures and tax efficiency. Prior to his Chief Financial Officer positions, Mr. Ferrera developed his M&A and capital markets expertise with Citigroup and Bear Stearns. Mr. Ferrera also started his commercial career as an international tax consultant with Arthur Andersen. Mr. Ferrera holds an M.B.A. from the Kellogg School of Management, Northwestern University and a B.S. in Accounting from Bentley University, magna cum laude.

        Geri House has served as our Chief Human Resources Officer since February 12, 2018. In this role, Ms. House is responsible for leading the company's global human resources function, overseeing human resources strategy, talent acquisition, employee engagement, development and relations, along with compensation and benefits programs. Ms. House is an experienced, strategic human resources executive with a demonstrated ability to align people and culture to the corporate vision, strategies and values to drive effective execution of company goals. Prior to joining Cardtronics, Ms. House was Executive Vice President, People & Organization, at National CineMedia, where she also previously served as Vice President and Deputy General Counsel. Earlier in her career, Ms. House was in private practice, serving as outside counsel for an array of clients of two international law firms. Ms. House holds a Juris Doctor from Harvard Law School and a Bachelor of Arts from Simon Fraser University.

        Aimie Killeen has served as our General Counsel and Secretary since March 2017, leading our legal, corporate governance and compliance sections. Ms. Killeen joined Cardtronics through our acquisition of DirectCash Payments Inc. ("DCP") in January 2017, where she served as Global Corporate Counsel since March 2013. Prior to joining DCP, Ms. Killeen practiced for nine years at one of Australia's premier global law firms. Her experience there included leveraged and acquisition finance, aviation finance, structured asset finance, securitization, debt capital markets, general corporate banking and restructuring. Ms. Killeen is a graduate from the University of Technology in Sydney, Australia, and was admitted to practice law in the Supreme Court of New South Wales, and the High Court of Australia in 2004.

        Stuart Mackinnon has served as our Executive Vice President—Technology and Operations & Chief Information Officer since February 1, 2017. Mr. Mackinnon is responsible for the global information technology infrastructure for Cardtronics. Mr. Mackinnon directs the strategy and implementation of innovative solutions for the business focusing on efficiency and service. Mr. Mackinnon joined Cardtronics in 2015 through the acquisition of Columbus Data Services, the largest ATM processor in North America, where he held the position of President for five years. Prior to Columbus Data Services, Mr. Mackinnon held senior technology roles at Threshold Financial Technologies and Choice Hotels Canada.

        Brad Nolan has served as our Executive Vice President, Global Product & Marketing since January 2017. In this role he is charged with leading the design and delivery of new technology solutions which enable financial institutions and retail brands to provide world-class financial access to their customers. Prior to joining Cardtronics, Mr. Nolan spent 20 years at JPMorgan Chase & Co., serving as Managing Director of Branch Systems & Innovation, where he led retail channel design and innovation for the organization. Mr. Nolan is listed as co-designer on multiple patents focused on self-service kiosks and user interface design. Mr. Nolan holds dual Bachelor of Business Administration degrees in Accountancy and Finance from Miami University and is a former licensed Certified Public Accountant in the state of Ohio.

        Marc Terry has served as our Executive Vice President and Managing Director—International since September 18, 2017. In this role, Mr. Terry oversees all commercial activities for the company in Europe, the Middle East, Africa and Australia. Mr. Terry has nearly 30 years of payments and financial services technology business and leadership experience. Prior to joining Cardtronics, Mr. Terry was Group Managing Director—EMEA at FIS, where he was responsible for all banking and payments products. Earlier in his career, Mr. Terry served as Managing Director Commercial for Vocalink, where he was responsible for all commercial activities and relationships including management of the LINK ATM network in the United Kingdom. Mr. Terry previously held roles as International Sales Director for Metavante, Managing Director—EMEA for Clear2Pay, and Vice President—International Sales for S1 UK, following a 15+ year career in multiple global leadership roles for ACI Worldwide.

        Edward H. West Mr. West's biographical information is located under "Proposal 1: Ordinary Resolution to Re-Elect Class II Directors."

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Discussion and Analysis ("CD&A") set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our current and former Chief Executive Officers, our current and former Chief Financial Officers, our three other most highly compensated executive officers serving as of December 31, 2017, and one individual who would have been one of our three other most highly compensated executive officers except for the fact that he was not serving as an executive officer as of December 31, 2017

(collectively, the "Named Executive Officers"). This CD&A also describes the actions and decisions of our Compensation Committee as it relates to 2017 compensation decisions.

Our 2017 Named Executive Officers

        For the year ended December 31, 2017, our Named Executive Officers were as follows:

Name	Position
Steven A. Rathgaber(1)	Former Chief Executive Officer
Edward H. West(2)	Chief Executive Officer and Director; Former Chief Financial Officer/Chief Operations Officer
Gary W. Ferrera(3)	Chief Financial Officer
Dan Antilley	Chief Information Security Officer
Stuart Mackinnon	Executive Vice President—Technology and Operations & Chief Information Officer
Brian Bailey	Executive Vice President & Managing Director, North America
P. Michael McCarthy(4)	Former Chief Information Officer

(1)
Mr. Rathgaber retired from the Company effective December 31, 2017.

(2)
Mr. West served as Chief Financial Officer/Chief Operations Officer through December 31, 2017 and became Chief Executive Officer and a member of the Board effective January 1, 2018.

(3)
Mr. Ferrera commenced service as Chief Financial Officer effective November 28, 2017.

(4)
Mr. McCarthy retired from the Company effective February 1, 2017.

Execution of Succession Plan; Named Executive Officer Changes

        As previously disclosed, in connection with the long-term succession plan undertaken by the Board, Mr. Rathgaber retired from the Company effective December 31, 2017. We announced Mr. West as Mr. Rathgaber's successor and promoted him from his position as Chief Financial Officer/Chief Operations Officer to Chief Executive Officer, effective January 1, 2018. Mr. Ferrera, who most recently served as Chief Financial Officer at DigitalGlobe (see his bio on page 26 for additional detail), joined the Company and commenced service as Chief Financial Officer effective November 28, 2017. Mr. McCarthy also retired from the Company effective February 1, 2017. Mr. Mackinnon was promoted to the role of Executive Vice President—Technology and Operations & Chief Information Officer, as his successor.

Executive Summary

        Compensation Program Philosophy and Design.    The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall shareholder value. To achieve these objectives, our Compensation Committee's philosophy has been to implement a total compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performances of the individuals based on our overall success and the achievement of financial performance objectives, without encouraging excessive risk-taking.

        The framework of our executive compensation program is set forth below:

  •
  we provide our Named Executive Officers with annual compensation that includes three primary elements: (i) base salary; (ii) annual non-equity incentive plan awards; and (iii) long-term performance and service-based equity-based incentive awards;

  •
  we do not provide tax gross-ups for current executive officers;

  •
  we do not backdate options;

  •
  our annual non-equity incentive plans are tied to specific pre-established financial performance goals as well as individual goals for certain Named Executive Officers;

  •
  the cash awards under our non-equity incentive plan are capped at 200% of target;

  •
  we have a compensation recoupment ("Clawback") policy that applies to our annual non-equity incentive plans, and starting in 2015, the performance-based portion of our equity incentive awards;

  •
  75% of RSUs under our long-term incentive plan for Named Executive Officers are performance-based, contingent upon the achievement of certain pre-established company financial performance goals, and the remaining 25% of the RSUs are service-based, requiring four years of service to be rewarded with total value;

  •
  earned performance-based RSUs are subject to additional service-based vesting requirements which require three years of service to be rewarded with total value;

  •
  the number of performance-based RSUs that can be earned by each Named Executive Officer is capped at 225% of target, with total equity grants subject to the company-wide equity funding pool, as approved by our Compensation Committee;

  •
  our Compensation Committee, which comprises solely independent directors, reviews and approves all elements of Named Executive Officer compensation;

  •
  our Compensation Committee reviews our compensation program annually to ensure that it does not incentivize excessive risk-taking;

  •
  our Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices;

  •
  our executive officers and directors are subject to share ownership requirements; and

  •
  our executive officers and directors are subject to our insider trading policy, which includes anti-hedging and anti-pledging provisions.

        Prior Year Say on Pay Results.    At the May 10, 2017 Annual Meeting of Stockholders, the "Advisory Vote on Executive Compensation" proposal (the "say on pay" vote) received support from 99.0% of votes cast. Our Compensation Committee considered these results and, based on the overwhelming support from shareholders, determined that the results of the vote did not call for any significant changes to our executive compensation plans and programs already in place for 2017 except for the introduction of stock options.

        2017 Performance.    2017 was a transformational year, marked by the largest acquisition in the Company's history (DCPayments). The DCPayments acquisition drove 19% growth in Revenues (over 20% on a constant-currency basis) and nearly 10% growth in Adjusted EBITDA. Adjusted EBITA was down 1% from 2016, as the growth in Adjusted EBITDA was more than offset by increased depreciation expense, primarily related to the DCPayments acquisition. As expected, these results were adversely impacted by the removal of ATMs at 7-Eleven locations in the U.S., which we commenced and nearly completed in the latter half of 2017. 7-Eleven in the U.S. was our largest merchant relationship in terms of revenues in 2016 and 2017. Excluding 7-Eleven, we saw increases in bank-branding and surcharge-free network revenues resulting from the continued growth of participating banks and other financial institutions in our bank-branding program and our surcharge-free network, Allpoint, and additionally revenue growth from the deployment of additional units. Adjusted Net Income per Share was down 8% from 2016 as the increased interest and depreciation expense associated with the DCPayments acquisition more than offset the growth in Adjusted EBITDA. The Revenue and Adjusted EBITDA growth was partially offset by strengthening of the U.S. dollar, which resulted in translating revenues from our non-U.S. dollar subsidiaries at a lower rate compared to 2016. In determining the incentive payouts, our Compensation Committee considered the actual results achieved relative to the 2017 performance goals, net of certain adjustments for foreign currency exchange movements, tax rate movements and other terms in accordance with the plan under our non-equity incentive plan and under our equity plan, as described below and in detail later in this CD&A. For a reconciliation of Net Income to Adjusted EBITDA and Adjusted Net Income per Share see page 71 of our Annual Report on Form 10-K (filed with the SEC on March 1, 2018).

        Cash Incentives Earned for 2017 Performance.    For 2017, payments under our annual non-equity incentive plan were reflective of our performance and the achievement of certain performance goals. As discussed further in "2017 Compensation Decisions—Non-Equity Incentive Plan" below, our 2017 Total Revenues actual result was $1,483.2 million (as adjusted per the terms of the plan), which exceeded our target of $1,480.2 million. Our Adjusted EBITA (which we use as a performance-based compensation metric and is defined in "2017 Compensation Decisions—Performance Metrics" below) actual result of $220.2 million (as adjusted per the terms of the plan) fell short of our target of $227.6 million. The actual results were adjusted for foreign currency exchange rates and other terms as defined in the plan. As a result of the performance relative to both the Revenue metric and the Adjusted EBITA metric, along with other factors, depending on the executive, our Compensation Committee approved actual payout amounts for our Named Executive Officers ranging from 86.4% to 103.8% of target, depending on the individual. For a reconciliation of Net Income to Adjusted EBITA, see page 71 of our Annual Report on Form 10-K (filed with the SEC on March 1, 2018).

        Equity Awards Earned for 2017 Performance.    For 2017, grants under our long-term incentive plan ("LTIP") were awarded based on 2017 performance, which reflect our performance and achievement of certain performance goals. Based on our results, which are discussed in "2017 Compensation Decisions—2017 Long-Term Incentive Plan and other Performance Awards" below, our Named Executive Officers earned 83% of the 2017 target number of performance-based RSUs, which were granted in 2018. These awards will vest incrementally subject to the Named Executive Officers' continued employment with Cardtronics (or to an employee's qualified retirement date, if earlier) and will be fully vested in January 2021.

Role of Compensation Committee, Compensation Consultant and Management

        Compensation Committee.    Our Compensation Committee is responsible for designing, recommending and evaluating all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. Our Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.

        Compensation Consultant.    Our Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to our Compensation Committee. The role of the compensation consultant is to advise our Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by our Compensation Committee.

        During 2017, our Compensation Committee retained Meridian Compensation Partners, LLC ("Meridian") as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation and related corporate governance. Meridian reports directly to our Compensation Committee, which is the sole party responsible for determining the scope of services performed by

Meridian and the directions given to Meridian regarding the performance of such services. Meridian was not given a specific list of instructions, but rather was engaged to provide our Compensation Committee with information and advice that might assist our Compensation Committee in performing its duties. During 2017, the services provided by Meridian included:

  •
  updating our Compensation Committee on regulatory changes affecting our compensation program;

  •
  providing information on market trends, practices, benchmarking and other data;

  •
  providing guidance on CEO compensation;

  •
  reviewing our Peer Group (as defined in "Elements of Total Compensation—Peer Company Compensation Analysis") and conducting a competitive analysis of compensation for our Named Executive Officers and our Board;

  •
  assisting in reviewing and designing program elements; and

  •
  providing overall guidance and advice about the efficacy of each element of our compensation program and its fit within our Compensation Committee's developing compensation philosophy.

        While the Meridian guidance has been a valuable resource for our Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives, our Compensation Committee is not bound to adhere to any advice or recommendations that Meridian may provide to our Compensation Committee.

        Our Compensation Committee considered the independence of Meridian in light of SEC rules and NASDAQ listing standards, including the following factors: (i) other services provided to us by the consultant; (ii) fees paid by us as a percentage of the consulting firm's total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of our Compensation Committee; (v) any company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Our Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflict of interest.

        Role of the Chief Executive Officer in Executive Compensation Decisions.    Our Chief Executive Officer works very closely with our Compensation Committee; however, except for providing a self-evaluation report to our Compensation Committee, he does not make, participate in, provide input for, or make recommendations about his own compensation. Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate employee behavior, consistent with our strategic objectives. Under the direction of our Compensation Committee, and in coordination with the compensation consultant, our Chief Executive Officer coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of each officer's historical pay and career development, individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, our Chief Executive Officer makes recommendations to our Compensation Committee regarding each element of compensation for each of the executive officers, other than himself. Our Chief Executive Officer also provides our Compensation Committee with his evaluation of performance of each executive officer other than himself during the prior year for their consideration for determining actual payouts. Our Compensation Committee also meets in executive session, independently of the Chief Executive Officer and other members of senior management, to review not only compensation issues related to the Chief Executive Officer, but those of all Named Executive Officers and other executive officers. Other than the Chief Executive Officer, none of our other Named Executive Officers provide direct recommendations to our Compensation Committee or participate in the executive compensation setting process; however, our Chief Financial Officer provides information and recommendations to our Compensation Committee when it reviews and sets incentive performance goals.

Elements of Total Compensation

        The table below summarizes the elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element and any performance metrics associated with each element.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Base Salary	Cash—fixed	To provide an executive officer with a fixed income stream, based upon the executive's roles and responsibilities within our organization and relative skills and experience, consistent with market for comparable positions.	Initial salaries for executive officers are set by our Compensation Committee based on responsibilities and market data. Amounts are reviewed annually by our Compensation Committee, with adjustments made based on the executive's individual performance and our company's performance for the year. Additional factors considered may include other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other company employees, as well as any additional responsibilities that were assumed by the executive during the period.	Not performance-based

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Annual Non-Equity Incentive Plan Awards	Cash—variable

To reward operating results consistent with the non-equity incentive compensation plan and to provide a strong motivational tool to achieve or exceed earnings and other related pre-established performance objectives.

Our Compensation Committee establishes a threshold, a target and a maximum possible payout for each executive.

Amounts are paid after year end once our Compensation Committee has determined our performance and each executive's performance relative to pre-established performance goals, which reflects our Compensation Committee's desire that the plan pay amounts relative to actual performance and to provide for substantially increased rewards when performance targets are exceeded.

Performance metrics are selected on an annual basis that our Compensation Committee believes will produce the best return for our shareholders given the then-current conditions. For 2017, our Compensation Committee selected Revenue and Adjusted EBITA, defined in "2017 Compensation Decisions—Non-Equity Incentive Plan" below.

LTIP Awards	Performance-based RSUs and service-based RSUs—variable

To create a strong financial incentive for achieving or exceeding performance goals, to tie the interests of management to the interests of shareholders, to encourage a significant equity stake in our company and to attract and retain our executive talent base in future years.

2017 LTIP: Under our 2017 LTIP, the size of an award is based on an analysis of competitive pay that translates an award into a percentage of base salary. Equity awards granted under the 2017 LTIP comprised 75% performance-based RSUs and 25% service-based RSUs.

RSUs granted to new hires are typically not performance-based and generally vest ratably over four years.

75% of RSUs granted under our 2017 LTIP were performance-based awards. For 2017, our Compensation Committee selected Revenue and Adjusted Net Income per Share as the two performance metrics.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)

Performance-based RSUs: The performance-based RSUs are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee's qualified retirement date, if earlier), over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively.

Service-based RSUs: The service-based RSUs generally vest over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively.

Discretionary Bonuses	Cash—variable	To reward an executive for significant contributions to a company initiative or when the executive has performed at a level above what was expected or for attracting executives.	Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program.

Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive. Payments made in conjunction with significant relocation are not performance-based.

Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans—generally fixed.

Plans are part of our broad-based employee benefits program, which is designed to allow us to remain competitive in the market in terms of attracting and retaining employees and, in the case of our 401(k) plan, to assist our employees in providing for their retirement.

Under our 401(k) plan, for 2017, we matched 100% of employee contributions up to 4% of the employee's salary.

Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year. We do not provide any supplemental retirement benefits to our Named Executive Officers.

Not performance-based

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Executive Severance and Change in Control Agreements

Payment of compensation and for benefit coverage costs in the form of separation payments—subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements.

To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the shareholders' interests at all times.

Governed by the terms of employment agreements with certain Named Executive Officers, these agreements and our severance terminology are described in "Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment-Related Agreements of Named Executive Officers" below. These agreements provide for severance compensation to be paid if the officer's employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us "without cause," death or disability, each as defined in the applicable executive's agreement.

Not performance-based
Limited Perquisites	Cash—fixed	To provide the executive with additional benefits considered necessary or customary for the executive's position and for the purpose of attracting and retaining executives.	Very limited in nature and not guaranteed to be provided to any Named Executive Officer in any given year. None of the Named Executive Officers received any significant perquisites during 2017.	Not performance-based

Factors Considered in Setting Executive Pay

        Tally Sheets.    Our Compensation Committee reviews "tally sheets" for the Chief Executive Office and the Chief Financial Officer, which are prepared by management and reviewed by Meridian. The tally sheets contain information related to prior years' compensation, outstanding equity awards (both vested and unvested) and various termination scenarios. The tally sheets enable our Compensation Committee to review and evaluate various components of the executive pay programs, understand the magnitude of potential payouts as a result of certain employment terminations and consider changes to our plans and programs in light of emerging trends.

        Other Factors.    In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer's performance, the desire to generally maintain internal equity and consistency among our executive officers, tally sheets (as discussed above) and any other considerations that our Compensation Committee deems to be relevant. While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and our Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive's compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

        Peer Company Compensation Analysis.    Our Compensation Committee has historically identified and analyzed the compensation practices of a group of companies we consider to be our peers. The base Peer Group used for its market analyses for 2017 compensation decisions included the following companies, which we refer to as the "Peer Group":

ACI Worldwide, Inc.	Jack Henry & Associates, Inc.
Acxiom Corporation	Moneygram International, Inc
Blackhawk Network Holdings, Inc.	Neustar, Inc.
CSG Systems International, Inc.	Outerwall, Inc.
Earthlink Inc.	SS&C Technologies Holdings, Inc.
Euronet Worldwide, Inc.	Total System Services, Inc.
Everi Holdings Inc.	Vantiv Inc.
Fair Isaac Corp.	VeriFone Systems, Inc.
Global Payments, Inc.	WEX, Inc.
Heartland Payment Systems

        This group was compiled based on a combination of the following factors: (i) companies that have the same GICS (Global Industry Classification Standard) classification; (ii) companies that generate a similar amount of revenues; (iii) companies with similar market value; and (iv) companies that provide services that are similar to the services we provide. Although a detailed review of the peer group was conducted, the Peer Group utilized for 2017 pay decisions was the same Peer Group used for 2016 pay decisions.

        Our Compensation Committee believes that using a Peer Group provides meaningful reference points for competitive practices, types of equity awards used and equity usage levels for the executives as well as the total amount of shares set aside for equity programs. Our Compensation Committee's goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the Peer Group.

        In addition to studying the compensation practices and trends at companies that are considered peers, our Compensation Committee has also determined that it is beneficial to our understanding of general industry compensation market data from surveys to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry. Our Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true "benchmarking" techniques when making compensation decisions. Furthermore, our Compensation Committee did not use the Peer Group to establish a particular range of compensation for any element of pay in 2017; rather, the Peer Group and other survey market data were used as general guidelines in our Compensation Committee's deliberations.

2017 Compensation Decisions

  Overview of Pay Mix for 2017: Selected Compensation in Proportion to Total Compensation

        The following table sets forth salary and sign-on bonus compensation ("fixed compensation") and annual non-equity incentive plan and long-term equity incentive compensation ("incentive-based variable compensation") as a percentage of total compensation, as presented in the "Total" column of the "Summary Compensation Table for 2017," that we paid for the year ended December 31, 2017 to each Named Executive Officer:

Name	Fixed Compensation	Incentive-based Variable Compensation
Steven A. Rathgaber	16.0%	84.0%
Edward H. West	20.3%	79.7%
Gary W. Ferrera	20.7%	79.3%
Dan Antilley	15.8%	84.2%
Stuart Mackinnon	21.4%	78.6%
Brian Bailey	35.3%	64.7%
P. Michael McCarthy(1)	n/a	n/a

(1)
Mr. McCarthy's employment with us terminated effective February 1, 2017 in accordance with the retirement agreement dated January 3, 2017. For further information please see the Summary Compensation Table and related discussion.

        Base Salary.    There were no changes to the annualized base salaries of Messrs. Rathgaber, West and McCarthy between 2016 and 2017. The compensation of the remaining Named Executive Officers was not previously reportable by the Company. See "Execution of Succession Plan; Named Executive Officer Changes" above.

        Non-Equity Incentive Plan.    For purposes of tax deductibility, the Compensation Committee establishes a separate bonus pool that sets a maximum bonus payout level for certain of our Executive Officers. For 2017, the Compensation Committee utilized adjusted EBITA as the performance metric to create the bonus pool. However, the Compensation Committee then uses negative discretion to adjust the resulting bonus pool payout such that the actual bonus payout to each Named Executive Officer is based on the outcomes under the Cash Incentive Plan (explained below).

        Each year, management proposes and our Compensation Committee reviews and approves a non-equity incentive compensation plan (the "Cash Incentive Plan"). Under the Cash Incentive Plan, each executive officer has a threshold, a target, and a maximum possible payout, which are set by our

Compensation Committee in its discretion. For our Named Executive Officers, the 2017 threshold, target and maximum annual incentive payout amounts were as follows:

	2017 Incentive Payout as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum
Steven A. Rathgaber	50.0%	100.0%	200.0%
Edward H. West	50.0%	100.0%	200.0%
Gary W. Ferrera	50.0%	100.0%	200.0%
Dan Antilley	50.0%	100.0%	200.0%
Stuart Mackinnon	35.0%	70.0%	105.0%
Brian Bailey	42.5%	85.0%	128.0%
P. Michael McCarthy(1)	45.0%	90.0%	180.0%

(1)
Mr. McCarthy's employment with us terminated effective February 1, 2017 in accordance with the retirement agreement dated January 3, 2017. For further information please see the Summary Compensation Table and related discussion.

        Under the 2017 Cash Incentive Plan, two components factor into whether a participant's award will be paid, as well as what level of payout may be achieved: (i) performance qualifiers; and (ii) performance metrics, both of which are further described below. In addition to the financial goals, for fiscal 2017, Mr. Bailey and Mr. Mackinnon had individual performance goals set for them by the Compensation Committee, which comprised 25% and 34% of their respective incentive cash bonuses. These goals varied from individual to individual and included both objective and subjective measures of performance. The individual performance goals were intended to align the individual officers with the Company's business strategies and objectives in each officer's sphere of duties and control. Examples include implementation of programs and systems, process and control improvements, completion of development projects, and achieving customer and new customer growth objectives. These individual goals are keys to financial and business success for Cardtronics, and thus contribute to producing income and shareholder returns over the long-term. Grading of performance on the individual performance goals for these individuals was in some cases "achieved" or "exceeded" on a sliding scale between threshold and maximum achievement. The CEO provided an assessment of the achievement of these individual goals, and based on that input, the Committee determined that each of these executives achieved their individual performance goals at and above target levels.

        Performance Qualifiers.    Performance qualifiers are minimum levels of company performance that must be attained in order for payouts under the Cash Incentive Plan to occur. Amounts of potential payouts under the Cash Incentive Plan are not adjusted based on the level of performance achieved, but rather act as absolute prerequisites that must be met before we will make payments under the Cash Incentive Plan. For 2017, the qualifiers were (i) our compliance with all material public company regulations and reporting requirements for the fiscal year and (ii) the participant's achievement of the minimum performance standards established by his superior or our Board and completion of required corporate and compliance training as assigned. See "2017 Cash Incentive Performance Levels" below for a discussion of the applicable individual performance standards and achievement.

        Financial Performance Metrics.    Performance metrics are key metrics designated as critical to our success. For 2017, the metrics for the Cash Incentive Plan were (i) Revenue and (ii) Adjusted EBITA. Revenue is defined as "Total Revenues" on a U.S. GAAP basis, as reported in our 2017 consolidated financial statements or as reported in the division's financial statements, defined and reported in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K. Adjusted EBITA is a non-GAAP measure that excludes from Net Income amortization of intangible assets, share-based compensation expense, acquisition and divestiture-related expenses, certain non-operating expenses (if applicable in a particular period), certain costs not anticipated to occur in future periods, gains or losses on disposal and impairment of assets, the Company's obligations for the payment of income taxes, interest expense, and other obligations such as capital expenditures, and includes an adjustment for noncontrolling interests Revenue and Adjusted EBITA were selected as performance metrics as we believe these two metrics are appropriate indicators of success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable. For a reconciliation of Net Income to Adjusted EBITA, see page 71 of our Annual Report on Form 10-K (filed with the SEC on March 1, 2018).

        2017 Cash Incentive Plan Performance Levels.    The following table provides (i) the 2017 pre-established threshold, target and maximum performance levels for each of our financial performance metrics and (ii) our performance results for each metric, as adjusted for the effects of foreign currency exchange rate movements from target, and other minor adjustments as called for in the Cash Incentive Plan.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Total Revenues	$1,420,996	$1,480,204	$1,539,412	$1,483,203
Total Adjusted EBITA	$216,175	$227,553	$245,757	$220,225

        When establishing the appropriate threshold, target and maximum performance levels for the performance measures, we typically set the target level based on a number of factors including the Board-approved budget for the year, as well as reference to industry dynamics and prior performance results. Our goal for each financial performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. Once the target levels are set, our Compensation Committee sets the threshold and maximum amounts. Taking a variety of business factors into account, our Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what our Compensation Committee views would be outstanding performance versus target and budget. Performance below threshold for a metric will result in no incentive payout for that metric. After achievement of the qualifying factors, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 150%-200% of the target opportunity being earned (depending on the executive).

        Our Compensation Committee also determines the relative weightings of each performance metrics for each Named Executive Officer. These are presented in the following table, along with the actual total performance percentage achieved:

Named Executive Officer	Revenue Total	Adjusted EBITA Total	Individual Performance	Total Target	Performance % Achieved
Steven A. Rathgaber(1)	50.0%	50.0%	0.0%	100.0%	86.4%
Edward H. West	50.0%	50.0%	0.0%	100.0%	86.4%
Gary W. Ferrera	50.0%	50.0%	0.0%	100.0%	86.4%
Dan Antilley	50.0%	50.0%	0.0%	100.0%	100.0%
Stuart Mackinnon	33.0%	33.0%	34.0%	100.0%	103.8%
Brian Bailey	50.0%	25.0%	25.0%	100.0%	99.5%
P. Michael McCarthy(2)	50.0%	50.0%	0.0%	100.0%	n/a

(1)
Mr. Rathgaber retired effective December 31, 2017.

(2)
Mr. McCarthy's employment with us terminated effective February 1, 2017 in accordance with the retirement agreement dated January 3, 2017. For further information please see the Summary Compensation Table and related discussion.

        Our Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Incentive Plan. Furthermore, our Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics. As provided within the 2017 Cash Incentive Plan, our Compensation Committee adjusted the actual performance results during the 2017 year, and these adjustments included: (i) the neutralization of foreign currency exchange rate changes as compared to the annual budget and (ii) the exclusion of acquisition and restructuring costs and (iii) other adjustments to classify revenues and expenses consistent with the annual budget and in accordance with the terms of the 2017 Cash Incentive Plan.

        The amounts awarded to each of the Named Executive Officers under our 2017 Cash Incentive Plan were paid to the executives in March 2018. For the specific amount paid to each Named Executive Officer under the 2017 Cash Incentive Plan, see the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table for 2017" included in "Executive Compensation" below.

        Recoupment.    The 2017 Cash Incentive Plan is subject to our Clawback policy, under which, if the operating or financial results used to calculate the payout are later restated (other than as a result of new accounting pronouncements), a portion of the payouts related to performance-based awards made to participants may be required to be returned to us, if the calculated payout using restated results was lower than originally calculated. Additionally, under this provision, an executive who engages in fraud or other misconduct leading to the restatement is required to return the full payout for the period in question.

        Sign-on Bonuses.    The Compensation Committee determined to provide each of Messrs. Ferrera and Antilley with $100,000 discretionary sign-on bonuses upon the commencement of their employment with the Company on November 28, 2017 and May 30, 2017, respectively. Each of Messrs. Ferrera and Antilley is required to repay to the Company his respective sign-on bonus if he terminates his employment without Good Reason, or if the Company terminates either of their employments for Cause, prior to the first anniversary of his respective commencement date.

        Equity Compensation Plans.    We have two shareholder-approved long-term equity incentive plans: (i) the Third Amended and Restated 2007 Stock Incentive Plan (the "2007 Plan"); and (ii) the 2001 Stock Incentive Plan (the "2001 Plan"). The purpose of each of these plans is to provide directors and employees of our company and our affiliates with additional equity-based incentive and reward opportunities that are designed to enhance the profitable growth of our company and affiliates.

        2001 Plan.    In June 2001 and prior to us being a publicly traded company, our Board adopted the 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of nonqualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of our Board, no further awards will be granted under our 2001 Plan. As of December 31, 2017, options to purchase an aggregate of 6,438,172 shares (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were nonqualified stock options. Of that amount, 6,306,821 options had been exercised, with the remaining amount forfeited. There are no remaining awards outstanding under this plan as of December 31, 2017.

        2007 Plan.    In August 2007, our Board and our shareholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. Effective July 1, 2016, Cardtronics assumed and adopted the third amendment and restatement of the 2007 Plan. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, restricted stock unit awards, annual incentive awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares that may be issued under the 2007

Plan may not exceed 9,679,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. The individual share limitations that any one participant can receive in any given fiscal year is 1,500,000 shares and, for awards denominated in cash amounts, the amount may not exceed $3,500,000 in a given year. As of December 31, 2017, options to purchase an aggregate of 416,500 shares (net of options cancelled) had been granted pursuant to the 2007 Plan, all of which were nonqualified stock options. Of that amount 300,625 options had been exercised. Additionally, as of December 31, 2017, 6,420,855 restricted stock units, net of cancellations, had been granted pursuant to the 2007 Plan.

        Long-Term Incentive Programs.    In the first quarter of each year since 2011, our Compensation Committee of our Board has approved our annual LTIPs, which are subject to the terms and conditions of our 2007 Plan and formalized specific details for the equity awards granted during the year. Our Compensation Committee has the sole authority to grant awards under the respective year's LTIP to our Section 16 Officers, as defined by the SEC, and our Chief Executive Officer has the authority to grant awards to all non-Section 16 Officers and other employees. Starting in 2017 the Compensation Committee utilized the terms of the 2007 Plan and award agreements to effect the LTIP rather than using a formalized plan for each year. In 2018, the Compensation Committee has determined to grant awards in the form of RSUs as well as option awards.

        The type and number of awards held by each of our Named Executive Officers as of December 31, 2017 that were granted pursuant to each of our Equity Incentive Plans are described below in the "Outstanding Equity Awards at Fiscal 2017 Year-End" section.

  2017 Long-Term Incentive Plan

        Pursuant to and subject to the terms and conditions of our 2007 Plan, which expressly allows for annual equity awards to be made to eligible employees, in March 2017, our Compensation Committee approved the 2017 Long-Term Incentive program (the "2017 LTIP"), which provided for the grant of 75% performance-based RSUs and 25% service-based RSUs under the 2007 Plan. The performance-based RSUs are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee's qualified retirement date, if earlier), over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively. The service-based RSUs vest over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively, subject to continued service on each vesting date.

        Under the 2017 LTIP, the size of our 2017 awards was based on a competitive long-term equity compensation element calculated as a percentage of base salary. For example, Mr. West was granted RSUs with a target value approximately equal to 3.0x his base salary (with the number of shares granted based on a 15-day average stock price following the 2016 earnings release). Under the 2017 LTIP, the total number of RSUs earned was subject to an annual stock pool limitation established by our Compensation Committee. Performance-based RSUs were earned based on the achievement of a Revenue performance metric and an Adjusted Net Income per Share performance metric, with each metric being equally weighted. Revenue is defined as "Total Revenue" on a U.S. GAAP basis, as reported in our 2017 consolidated financial statements and calculated in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K. Adjusted Net Income per Share is a non-GAAP measure and is defined as "Adjusted Net Income per Diluted Share" as reported in the reconciliation of Non-GAAP Financial Measures in our Annual Report on Form 10-K. Both measures were adjusted for changes in currency exchange rates and other adjustments as contemplated by the 2017 LTIP. These two measures were selected as we believe they are the appropriate measures of sustainable business performance and drive increased shareholder value. For a reconciliation of Net Income to Adjusted Net Income per Share, see page 71 of our Annual Report on Form 10-K (filed with the SEC on March 1, 2018).

        The following table provides (i) the 2017 pre-established threshold, target and maximum performance levels for each of our performance metrics and (ii) actual results as adjusted for the effects of foreign currency exchange rate movements and tax rate movements from budget and other minor adjustments as called for in the plan. The two targeted amounts for Revenue and Adjusted Net Income per Share were set based on market data provided by Meridian and on our intermediate-term growth objectives and our Board-approved budget.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Total Revenue	$1,420.9966	$1,480,204	$1,539,412	$1,483,203
Adjusted Net Income per Share	$2.84	$2.99	$3.23	$2.87

        If we did not meet a given threshold amount for at least one metric, all of the performance-based RSUs would be forfeited with respect to that metric. If we achieved our Revenue and Adjusted Net Income per Share performance levels at the threshold, target, or maximum levels of performance, then 50%, 100% or 200% of the targeted number of performance-based RSUs would be deemed earned, respectively. Our Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Incentive Plan, and exercised the operating discretion in 2017 by adjusting the actual performance results with the same adjustments made to the Cash Incentive Plan as described above.

        Our Compensation Committee believes that providing executives with a long-term incentive opportunity that includes both service- and performance-based equity awards is competitive and allows us to attract and retain a talented executive team. In addition to serving as a retention tool, the 2017 awards were intended to incentivize the executives to focus on achieving certain levels of Revenue and Adjusted Net Income per Share.

        In March 2017, our Compensation Committee awarded the following target number of RSUs under the 2017 LTIP to our Named Executive Officers:

Named Executive Officers:	Service-based RSUs	Performance-based RSUs
Steven A. Rathgaber	16,797	50,392
Edward H. West	10,079	30,235
Gary W. Ferrera(1)	—	—
Dan Antilley(1)	2,975	8,923
Brian Bailey	1,960	5,879
Stuart Mackinnon(1)	1,876	5,627
P. Michael McCarthy(2)	—	—

(1)
See 2017 New Hire and Other Grants, below. Mr. Antilley's Service-based and Performance-based RSU's were awarded May, 30 2017.

(2)
Mr. McCarthy's employment with us terminated effective February 1, 2017 in accordance with the retirement agreement dated January 3, 2017. For further information please see the Summary Compensation Table and related discussion.

        We achieved above target results for Revenue and above threshold results for Adjusted Net Income per Share of $1,483.2 million and $2.87 per share, respectively, resulting in 83% of the target number of performance-based RSUs earned for each participant. The performance-based RSUs remain subject to the additional service-based vesting requirements discussed above. Pursuant to the terms of the 2017 LTIP, vesting is contingent upon continued employment (or set to an employee's qualified retirement date, if earlier), over 24, 36 and 48 months from January 31st of the grant year, at the rate of 50%, 25% and 25%, respectively. As discussed above, the service-based RSUs are subject to the same service-based vesting requirements applicable to the performance-based RSUs. For information regarding the fair value of these awards, see the "Stock Awards" column and the related footnotes of the "Summary Compensation Table for 2017" included in "Executive Compensation" below.

        The maximum values of the 2017 performance-based RSUs, if the highest level of performance conditions were achieved, would have been as follows (based on certain assumptions included in Part II. Item 8. Financial Statements and Supplementary Data, Note 3. Share-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K):

Name	Maximum Value of 2017 Stock Awards That Could Have Been Achieved
Steven A. Rathgaber	$4,711,652
Edward H. West	$2,826,973
Dan Antilley	$611,404
Stuart Mackinnon	$526,125
Brian Bailey	$549,687

        2017 New Hire and Other Grants.    In November 2017, Mr. Ferrera received a new hire grant of 27,762 service-based RSUs in connection with the start of his employment at Cardtronics. These RSUs will vest 25% each year in 2018, 2019, 2020, and 2021. In May 2017, Mr. Antilley received a new hire grant of 29,189 service-based RSUs in connection with the start of his employment at Cardtronics. These RSUs will vest 25% each year in 2018, 2019, 2020, and 2021. In April 2017, Mr. Mackinnon received a grant of 15,000 service-based RSUs in connection with his acceptance of the Executive Vice President—Technology and Operations & Chief Information Officer role. These RSUs will vest 50% in 2018, and 25% will vest in 2019 and 2020.

Other Compensation and Tax Matters

        Share Ownership Guidelines.    We implemented a share ownership policy for senior executives and non-employee directors in May 2011, which requires such participants to maintain a stated level of share ownership in Cardtronics in order to align the interests of our senior executives and non-employee directors with those of our shareholders. The policy is based on market trend information regarding executive and director share ownership policies, including design approaches, types of share counted towards ownership, time provided to participants to meet goals and common multiples of base salary.

        The policy applies to our shares acquired by the participants on or after June 1, 2011 or the participant's hire date, excluding shares acquired in the open market. Under the terms of the policy, participants must attain target levels of ownership (set forth below) in shares before they no longer are required to adhere to the holding requirement (also set forth below), unless ownership falls below these levels. The total stock value of the participant's shares must equal or exceed the specified target value.

Position	Target Ownership Level
Non-employee Directors	4x annual retainer
Chief Executive Officer	5x base salary
Tier I Participants	2x base salary
Tier II Participants	1x base salary

        Prior to attaining the above target ownership levels, a participant is prohibited from selling, gifting or otherwise transferring more than 50% of any of the shares subject to the Policy, unless those shares are tendered to us in payment of (i) a stock option exercise price or (ii) the minimum state and federal income tax withholding obligations of the Participant that automatically arise upon the lapsing of any restrictions on any restricted stock (or other equity award). If a participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by our Compensation Committee, who has complete discretion to allow or disallow any such sales.

        Participants are not subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a participant receives a raise in his or her base salary, leading to an increase in the ownership requirement, the participant's future equity grants will continue to be subject to the holding requirement until the new target ownership level is attained. It is anticipated that actual levels of share ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, our Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, our Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of participants so as to permit them to sell unrestricted Covered Shares even if such sale results in that participant falling below his or her prescribed target ownership level. All of our Named Executive Officers are currently in compliance with the Policy.

        Tax Deductibility of Compensation.    Prior to 2018, Section 162(m) of the Internal Revenue Code generally denied a federal income tax deduction to the Company group in the U.S. for compensation in excess of $1 million per year paid to the principal executive officer and the next three most highly compensated officers (other than the principal financial officer). This denial of deduction was subject to an exception for "qualified performance-based compensation."

        The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) of the Internal Revenue Code and, among other things, eliminated the "qualified performance-based compensation" exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible in the U.S., whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the "Covered Employees") will include any individual who served as the CEO or Chief Financial Officer ("CFO") at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

        The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule.

 COMPENSATION COMMITTEE REPORT

        Our Compensation Committee has reviewed and discussed the disclosure set forth above under the heading "Compensation Discussion and Analysis" with management and, based on the review and discussions, has recommended to our Board that the "Compensation Discussion and Analysis" be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

        Respectfully submitted by the Compensation Committee of the Board of Cardtronics plc,

G. Patrick Phillips, Chair Jorge M. Diaz Julie Gardner Mark Rossi

EXECUTIVE COMPENSATION

Summary Compensation Table for 2017

        The following table discloses the compensation paid to or earned by our Named Executive Officers serving during the applicable period:

Name & Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Steven A. Rathgaber(6)	2017	$700,000	$—	$3,141,086	$605,016	$11,526	$4,457,628
Former Chief Executive Officer	2016	693,750	—	3,447,783	580,134	11,326	4,732,993
	2015	668,750	—	3,014,486	726,153	8,676	4,418,065
Edward H. West	2017	$600,000	$—	$1,884,680	$518,585	$11,394	$3,014,659
Chief Executive Officer, Former Chief	2016	575,000	—	3,723,904	797,258	511,145	5,607,307
Financial Officer/Chief Operations
Officer
Gary W. Ferrera	2017	$41,954	$100,000	$499,994	$44,281	$50	$686,279
Chief Financial Officer
Dan Antilley	2017	$243,285	$100,000	$1,407,641	$425,000	$327	$2,176,253
Chief Information Security Officer
Stuart Mackinnon	2017	$330,512	$—	$1,011,665	$243,431	$11,237	$1,596,845
Executive Vice President Technology and
Operations & Chief Information Officer
Brian Bailey	2017	$350,000	$—	$366,473	$295,910	$11,262	$1,023,645
Executive Vice President & Managing
Director, North America
P. Michael McCarthy(6)	2017	$43,661	$—	$—	$—	$1,407,197	$1,450,858
Former Chief Information Officer	2016	387,000	—	796,421	298,571	11,123	1,493,115
	2015	352,688	—	964,621	290,461	8,412	1,616,182

(1)
Messrs. Ferrera and Antilley were each provided $100,000 sign-on bonuses in connection with the commencement of their employment with the Company on November 28, 2017 and May 30, 2017, respectively. See discussion in CD&A.

(2)
Amounts included in the "Stock Awards" columns represent the aggregate grant date fair value of the awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") Topic 718, disregarding any estimates for forfeitures. A portion of the awards made to our Named Executive Officers are performance-based RSUs that are based upon the probable outcome of certain performance conditions at the date of grant. The grant date fair values ultimately realized by the executives upon the actual earning of the awards may be or were different to the values reflected above. For the performance-based stock awards granted in 2017, Messrs. Rathgaber, West, Antilley, Mackinnon and Bailey earned 83% of the target number of performance-based RSUs. Additionally, Messrs. Ferrera and Antilley received new hire grants of 27,762 and 29,189 service-based RSUs in connection with the start of their employment at the Company and Mr. Mackinnon received a promotion-related grant of 15,000 RSUs. RSU vesting is based on the continued employment with the Company (or to an employee's qualified retirement date, if earlier). Mr. McCarthy did not receive any equity awards under the 2017 LTIP.

(3)
Represents amounts paid to each of the Named Executive Officers under our 2017 Cash Incentive Plan in March 2017 based on the achievement of certain performance levels discussed in the "2017 Cash Incentive Plan Performance Levels" section on page 39 above.

(4)
Amounts presented in the "All Other Compensation" column for 2017 include the following:

Name	Matching 401(k) Contributions	Life Insurance Premiums	Other	Total
Steven A. Rathgaber	$10,800	$726	$—	$11,526
Edward H. West	$10,800	$594	$—	$11,324
Gary W. Ferrera	$—	$50	$—	$50
Dan Antilley	$—	$327	$—	$327
Stuart Mackinnon	$10,800	$437	$—	$11,237
Brian Bailey	$10,800	$462	$—	$11,262
P. Michael McCarthy(5)	$10,800	$—	$1,396,397	$1,407,197

(5)
Mr. McCarthy's retired effective February 1, 2017. In accordance with the retirement agreement dated January 3, 2017, Mr. McCarthy was entitled to severance payments totaling $1,396,277, including the payment of a pro-rata portion of his Cash Incentive Plan award for 2017. In addition, he received salary and benefits totaling $54,581 prior to his retirement. See "Employment Agreement with P. Michael McCarthy—Former Executive Vice President—Technology and Operations & Chief Information Officer" on page 51.

(6)
Mr. Rathgaber retired effective December 31, 2017.

Grants of Plan-Based Awards for 2017

        The following table sets forth certain information with respect to the RSUs granted during the year ended December 31, 2017 as well as the details regarding other plan-based awards granted in 2017 to each of our Named Executive Officers:

									All Other Stock Awards: Number of Shares of Stock or Units Awards(3)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)(2)				Grant Date Fair Value of Stock Awards(4)
	Type of Incentive Plan Award
Name		Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven A. Rathgaber	Cash Plan	—	$350,000	$700,000	$1,400,000	—	—	—	—	—
	Service-based LTIP	3/31/2017	—	—	—	—	—	—	—	$785,260
	Performance-based LTIP	3/31/2017	—	—	—	25,196	50,392	100,784	—	$2,355,826
Edward H. West	Cash Plan	—	$300,000	$600,000	$1,200,000	—	—	—	—	—
	Service-based LTIP	3/31/2017	—	—	—	—	—	—	—	$471,193
	Performance-based LTIP	3/31/2017	—	—	—	15,118	30,235	60,470	—	$1,413,486
Gary W. Ferrera	Cash Plan	—	$110,000	$550,000	$1,100,000	—	—	—	—	—
	New Hire	11/28/2017	—	—	—	—	—	—	27,762	$499,994
Dan Antilley	Cash Plan	—	$212,500	$425,000	$850,000	—	—	—	—	—
	New Hire	5/30/2017	—	—	—	—	—	—	29,189	$1,000,015
	Service-based LTIP	5/30/2017	—	—	—	—	—	—	—	$101,924
	Performance-based LTIP	5/30/2017	—	—	—	4,461	8,923	17,846	—	$305,702
Stuart Mackinnon	Cash Plan	—	$117,250	$234,500	$351,750	—	—	—	—	—
	Service-based LTIP	3/31/2017	—	—	—	—	—	—	1,876	87,703
	Performance-based LTIP	3/31/2017	—	—	—	2,814	5,627	11,254	—	$263,062
	Service-based LTIP	4/19/2017	—	—	—	—	—	—	15,000	660,900
Brian Bailey	Cash Plan	—	$148,750	$297,500	$446,250	—	—	—	—	—
	Service-based LTIP	3/31/2017	—	—	—	—	—	—	1,960	$91,630
	Performance-based LTIP	3/31/2017	—	—	—	2,940	5,879	11,758	—	$274,843
P. Michael McCarthy(5)

(1)
Represents possible payouts under 2017 Cash Incentive Plan for those executives employed for the entirety of 2017. For 2017, Mr. Ferrera earned a prorated payment based on the actual time of his service and Mr. Antilley was entitled to a payment at target.

(2)
Represents performance-based RSU awards under 2017 LTIP. See 2017 Long-Term Incentive Plan section on page 41.

(3)
Represents service-based RSU awards under 2017 LTIP, including a New Hire Award for each of Messrs. Ferrera and Antilley and a promotion-related grant of 15,000 RSU awards for Mr. Mackinnon.

(4)
Calculated the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

(5)
Mr. McCarthy retired effective February 1, 2017 in accordance with the retirement agreement dated January 3, 2017 and did not earn or receive awards under our 2017 Cash Incentive Plan or Long-Term Incentive program.

Outstanding Equity Awards at Fiscal 2017 Year-End

        The following table sets forth information for each of our Named Executive Officers regarding the number of RSUs that have not vested as of December 31, 2017. As of December 31, 2017 there were no shares subject to exercisable stock options outstanding.

	Stock Awards
Name	Grant Date		Number of Units That Have Not Vested(#)(2)		Market Value of Units That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(4)
Steven A. Rathgaber(6)	3/31/2017		16,797		$311,080	50,392	$933,260
	3/22/2016		122,824		$2,274,700	—	$—
	3/24/2015		43,867		$812,417	—	$—
	3/27/2014		23,746		$437,776	—	$—
Edward H. West	3/31/2017		10,079		$186,663	30,235	$559,952
	3/22/2016		61,412		$1,137,350	—	—
	1/11/2016		30,893	(3)	$572,138	—	$—
Gary W. Ferrera	11/28/2017	(7)	27,762		$514,152	—	—
Dan Antilley	5/30/17	(7)	32,164		$595,677	8,923	$165,254
Stuart Mackinnon	4/19/17	(7)	15,000		$277,800	—	—
	3/31/17		1,876		$34,744	5,627	$104,212
	4/15/16		5,976		$110,676	—	—
	7/20/15		3,556		$65,857	—	—
Brian Bailey	3/31/17		1,960		$36,299	5,879	$108,879
P. Michael McCarthy(5)	—		—		—	—	—

(1)
The market value of RSUs that have not yet vested is based on the closing market price of our stock on December 29, 2017 of $18.52 per share.

(2)
Other than with respect to the service-based RSUs granted to Mr. West on January 11, 2016, service-based RSUs generally vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively (or to an employee's qualified retirement date, if earlier), subject to continued service on each applicable vesting date. RSUs were granted under each respective year's LTIP, which are governed by our 2007 Plan.

(3)
Service-based RSUs vest at the rate of 25% on each of December 15th of 2016, 2017, 2018 and 2019, subject to continued service on each applicable vesting date.

(4)
Performance based-awards presented based on target-level of achievement. See "2017 Long-Term Incentive Plan" above on page 41.

(5)
Mr. McCarthy's employment with us terminated effective February 1, 2017 in accordance with the retirement agreement dated January 3, 2017. Under this arrangement the stock awards vesting January 2017 became vested and all other stock awards were forfeited. For further information see the Summary Compensation Table and related discussion.

(6)
Upon his retirement on December 31, 2017, Mr. Rathgaber retained his then-outstanding RSU awards. In accordance with his employment agreement, the underlying shares will be issued following his retirement date. For a description of his employment agreement and his equity awards in connection with his retirement see "Employment Agreement with Steven A. Rathgaber" below.

(7)
New-hire RSU awards granted upon initial employment with the Company and 15,000 RSU awards upon promotion for Mr. Mackinnon. See discussion of such awards granted in 2017 in "New Hire and Other Grants" on page 43 above.

Option Exercises and Stock Vested During Fiscal Year 2017

        The following table sets forth information relating to each vesting of restricted stock awards and RSUs during the year ended December 31, 2017 for each of our Named Executive Officers.

	Stock Awards
Name	Number of Shares/Units Acquired on Vesting	Value Realized on Vesting($)(1)
Steven A. Rathgaber	84,810	$4,630,180
Edward H. West	15,447	$289,477
Gary W. Ferrera	—	$—
Dan Antilley	—	$—
Stuart Mackinnon	1,778	$56,843
Brian Bailey	5,201	$86,597
P. Michael McCarthy(2)	5,000	$274,250

(1)
Value realized was calculated by multiplying the market value of our shares (which was the average of the high and low trading price or the closing price of our shares on the applicable vesting date) by the number of shares that became vested on the applicable vesting dates.

(2)
Mr. McCarthy retired effective February 1, 2017. Pursuant to the retirement agreement dated January 3, 2017, stock awards that were scheduled to vest in January 2017 were vested and all other stock awards were forfeited. For further information please see the Summary Compensation Table and related discussion.

Pension Benefits

        Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. In the future, however, our Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

        In 2015, our Compensation Committee elected to provide our officers, directors and other employees with nonqualified deferred compensation benefits. Under our nonqualified deferred compensation program, eligible employees (including non-employee directors) had the ability to defer eligible cash and equity compensation to a trust administered by a third party. No new deferrals were allowed under the program during 2017 and any future deferrals will be subject to the discretion of our Compensation Committee.

Named Executive Officer Employment-Related Agreements

        The following is a description of the material terms of the employment agreements we had with our Named Executive Officers as of December 31, 2017:

        Employment Agreement with Steven A. Rathgaber—Chief Executive Officer.    Mr. Rathgaber served as our Chief Executive Officer and a director of our Board from February 1, 2010 through his retirement on December 31, 2017. We entered into an employment agreement with Mr. Rathgaber that was effective February 1, 2010. Under the terms of his agreement, Mr. Rathgaber received a base salary presented in the "Salary" column of the "Summary Compensation Table for 2017" above, that was subject to periodic review by our Board (or a committee thereof). Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Rathgaber was eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, Mr. Rathgaber was entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year. The agreement with Mr. Rathgaber provided for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement was terminated in accordance with its terms. The initial three-year term of our employment agreement with Mr. Rathgaber expired in February 2013; however, the agreement was renewed annually until Mr. Rathgaber's retirement on December 31, 2017.

        Employment Agreement with Edward H. West—Chief Executive Officer and Former Chief Financial Officer/Chief Operations Officer.    In December 2015, we entered into an employment agreement with Mr. West, for his employment commencing January 2016, and in the role of Chief Financial Officer effective February 22, 2016. Under the terms of his agreement, Mr. West received a base salary presented in the "Salary" column of the "Summary Compensation Table for 2017" above, that was subject to periodic review by our Board (or a committee thereof) and that could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West was eligible to receive an annual award under a non-equity incentive plan and an annual LTIP award. Mr. West's agreement further entitled him to a sign-on $2,000,000 incentive award in the form of RSUs to vest over four years, and a $500,000 relocation allowance. In addition, Mr. West was entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year. In July 2016, Mr. West's role was expanded to also include the role of Chief Operations Officer. His employment agreement was not amended in connection with his new role. The agreement with Mr. West provided for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. In December 2017, we entered into an employment agreement with Mr. West, for his promotion to Chief Executive Officer commencing January 1, 2018. Under the terms of his agreement, Mr. West will receive a base salary of $750,000, that is subject to periodic review by our Board (or a committee thereof) and that could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West remains eligible to receive an annual award under non-equity incentive plan and an annual LTIP award. Mr. West's agreement further entitled him to $5,500,000 of promotion incentive awards in the form of time-based and performance-based RSUs to vest over three years. In addition, Mr. West was entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

        Employment Agreement with Gary W. Ferrera—Chief Financial Officer.    In November 2017, we entered into an employment agreement with Mr. Ferrera. Under the terms of his agreement, Mr. Ferrera received a base salary, presented in the "Salary" column of the "Summary Compensation Table for 2017" above, that was subject to periodic review by our Board (or a committee thereof) and that could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Ferrera was eligible to receive an annual award under a non-equity incentive plan and an annual LTIP award. Mr. Ferrera's agreement further entitled him to a sign-on $500,000 incentive award in the form of RSUs to vest over four years, and a $100,000 sign-on bonus and reimbursement of certain relocation costs. In addition, Mr. Ferrera was entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

        Employment Agreement with Dan Antilley—Chief Information Security Officer.    In May 2017, we entered into an employment agreement with Mr. Antilley. Under the terms of his agreement, Mr. Antilley received a base salary, presented in the "Salary" column of the "Summary Compensation Table for 2017" above, that was subject to periodic review by our Board (or a committee thereof) and that could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Antilley was eligible to receive an annual award under a non-equity incentive plan and an annual LTIP award. The non-equity incentive plan award for 2017 was to be no less than $425,000. Mr. Antilley's agreement further entitled him to a sign-on $1,000,000 incentive award in the form of RSUs to vest over four years, and a $100,000 sign-on bonus and reimbursement of certain relocation costs. In addition, Mr. Antilley was entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

        Employment Agreement with Stuart Mackinnon—Executive Vice President—Technology and Operations & Chief Information Officer.    On February 1, 2017, we entered into an employment agreement with Mr. Mackinnon when he began serving as our Executive Vice President—Technology and Operations & Chief Information Officer. Under the terms of his agreement, Mr. Mackinnon received a base salary presented in the "Salary" column of the "Summary Compensation Table for 2017" above, that is subject to periodic review by our Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Mackinnon may be eligible to receive an annual award under a non-equity incentive plan and an annual LTIP award. Mr. Mackinnon is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

        Employment Agreement with Brian Bailey—Managing Director, North America.    We entered into an employment agreement with Mr. Bailey in November 2016 when he began serving as our Managing Director, North America. Under the terms of his agreement, Mr. Baily received a base salary presented in the "Salary" column of the "Summary Compensation Table for 2017" above, that is subject to periodic review by our Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Bailey may be eligible to receive an annual award under a non-equity incentive plan and an annual LTIP award. Mr. Bailey is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

        Employment Agreement with P. Michael McCarthy—Former Executive Vice President—Technology and Operations & Chief Information Officer.    For 2016, Mr. McCarthy was party to an employment agreement with us that provided for the base salary, non-equity incentive plan award, and perquisites reported in the "Summary Compensation Table for 2016" above. On January 3, 2017, in connection with Mr. McCarthy's retirement from his position of Executive Vice President—Technology and Operations & Chief Information Officer effective February 1, 2017, Mr. McCarthy entered into a retirement agreement with us, entitling him to payments and benefits in accordance with his original employment agreement, which includes the payout of the amount he earned under the 2016 non-equity incentive plan, a prorated portion of the 2017 non-equity incentive plan, payment of an amount equal to two times his base salary and average annual bonus as of his retirement. Any unvested equity awards at the time of his retirement were forfeited.

Potential Payments upon a Termination or Change in Control

        We provide our Named Executive Officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations without cause or resulting from change in control transactions where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the shareholders' interests at all times. In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements with Messrs. Rathgaber, West, Ferrera and Antilley that were in effect on December 31, 2017 contain severance and change in control provisions.

        The employment agreements in place as of December 31, 2017 contain the following definitions for each of the possible "triggering events" that could result in a termination payment to the below-referenced Named Executive Officers:

  •
  Cause.  Messrs. Rathgaber, West and Antilley may be terminated for cause if the executive: (i) engages in gross negligence, gross incompetence, or willful misconduct in the performance of his employment duties; (ii) refuses, without proper legal reason, to perform his employment duties and responsibilities; (iii) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established; (iv) willfully engages in conduct that is materially injurious to us; (v) discloses without specific authorization confidential information that is materially injurious to us; (vi) commits an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty to us; (vii) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

    Mr. Ferrera may be terminated for cause if the executive (i) engages in gross negligence, gross incompetence, or willful misconduct in the performance of his employment duties; (ii) refuses, without proper legal reason, to perform his employment duties and responsibilities; (iii) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established; (iv) discloses without specific authorization from the Company, except in the good faith performance his duties or in compliance with legal process, confidential information that is materially injurious to us; (v) commits an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty to us; (vi) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

  •
  Change in Control.  Mr. Rathgaber's agreement states that a change in control may occur upon any of the following events:

  •
  a merger, consolidation or asset sale where all or substantially all of our assets are sold to another entity if (i) the holders of our equity securities no longer own the same proportion of equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity or (ii) the members of our Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

  •
  our dissolution or liquidation;

  •
  the date any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of our outstanding securities; or

  •
  as a result of or in connection with a contested election of directors, the members of our Board immediately before such election cease to constitute a majority of our Board.

    A change in control under Messrs. West, Ferrera and Antilley's employment agreements may occur upon any of the following events:

    •
    a merger, reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving us or the sale of all or substantially all of our assets to another entity if (i) the holders of our equity securities no longer own the same proportion of equity securities of the resulting entity that are entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the resulting entity, the transferee entity or any new direct or indirect parent entity or (ii) the members of our Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity, the transferee entity or any new direct or indirect parent entity immediately after such transaction or event;

    •
    our dissolution or liquidation, other than a liquidation or dissolution into any entity in which the holders of our equity securities immediately prior to such liquidation or dissolution own immediately after such liquidation or dissolution equity securities of the entity into which we were liquidated or dissolved entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of such entity;

    •
    when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) more than 30% of the combined voting power of our outstanding equity securities, other than any entity in which the holders of our equity securities immediately prior to such acquisition own immediately after such acquisition equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the acquiring entity; or

    •
    as a result of or in connection with a contested election of directors, the members of our Board immediately before such election shall cease to constitute a majority of our Board.

    Our Named Executive Officers may be subject to a federal excise tax in the U.S. on compensation they receive in connection with a change in control of our company. The value determined in accordance with Section 280G of the Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax in the U.S. to the extent of the excess of such value over the executive's average annual taxable compensation from our company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us), if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. In accordance with their employment agreements, if such excise tax is applicable, Mr. Rathgaber would have been entitled to receive a "gross-up payment" from Cardtronics in an amount necessary to place him in the same after-tax position had no portion of such contingent payments been subject to excise tax. None of our other executives have employment agreements provide for a potential gross-up payment.

  •
  Good Reason.  Mr. Rathgaber may terminate employment for good reason upon the occurrence of any of the following good reason events: (i) a material diminution in the executive's base salary; (ii) a material diminution of the executive's authority, duties or responsibilities of his job function; (iii) without the executive's prior consent, a required involuntary relocation of more than 75 miles from our corporate headquarters in Houston, Texas; and (iv) a material breach by us of our agreement with them.

    Mr. West may terminate employment for good reason upon the occurrence of any of the following good reason events: (i) a diminution in the executive's base salary, annual non-equity incentive opportunity or annual LTIP opportunity; (ii) a material diminution of the executive's authority, duties or responsibilities of his job function, including his ceasing to be the Chief Financial Officer of a publicly traded company and the principal domestic operating company of such publicly traded company; (iii) the involuntary relocation of more than 50 miles from our corporate headquarters in Houston, Texas; (iv) a material breach by us of our agreement with Mr. West; or (v) any failure by us to comply with the provisions of Mr. West's agreement regarding the assumption of his agreement by a successor.

    Mr. Ferrera may terminate employment for good reason upon the occurrence of any of the following good reason events: (i) a material diminution in base salary, provided that a diminution of less than 5% that is part of an initiative that applies to and affects all similarly situated executive officers substantially the same and proportionately shall not be a material diminution; (ii) a material diminution in authority, duties, or responsibilities as Chief Financial Officer (including, in connection with a change in control, being assigned to any position (including offices, titles and reporting requirements), authority, duties or responsibilities that are not at or with a publicly traded company or ceasing to be the Chief Financial Officer of a publicly traded company; (iii) any material diminution in the Executive's reporting lines; (iv) a relocation of Executive's work location by more than 35 miles from the current location; or (v) a material breach by us of our agreement with them.

    Mr. Antilley may terminate employment for good reason upon the occurrence of any of the following good reason events: (i) a material diminution in base salary, provided that a diminution of less than 5% that is part of an initiative that applies to and affects all similarly situated executive officers substantially the same and proportionately shall not be a material diminution; (ii) a material diminution in authority, duties, or responsibilities as Chief Information Security Officer (including, in connection with a change in control, being assigned to any position (including offices, titles and reporting requirements), authority, duties or responsibilities that are not at or with a publicly traded company or ceasing to be an officer of a publicly traded company; or (iii) a material breach by us of our agreement with them.

  •
  Totally Disabled.  Under each of Messrs. Rathgaber, West, Ferrera and Antilley's employment agreements, we have the right to terminate the executive's employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months (twelve for Mr. Antilley), as certified by a competent physician (without this specifically being deemed as "totally disabled").

  •
  Without Cause Termination.  Under Messrs. Rathgaber, West, Ferrera and Antilley's employment agreements, a termination without cause shall mean a termination of the executive's employment other than for death, voluntary resignation, total disability, or cause.

        Each of our Named Executive Officers has received equity awards grants pursuant to our 2007 Plan, the award agreements of which contain provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios. The equity award treatment in the event of a termination of employment or a change in control under Messrs. Rathgaber and West's employment agreements is summarized below:

  •
  Mr. Rathgaber will receive partial (25%) accelerated upon a termination of employment as a result of death or disability;

  •
  Mr. Rathgaber will also receive partial (50%) accelerated upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination without Cause or a Good Reason termination follows such a change in control within 24 months;

  •
  Finally, if Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without Cause, then he will receive partial (25%) accelerated lapsing.

  •
  Mr. West will receive full (100%) accelerated on his sign-on award and accelerated on the next vesting tranche of any earned LTIP awards upon a termination of employment as a result of death or disability;

  •
  Additionally, if Mr. West terminates his employment with us for Good Reason, or if his employment is terminated by us without cause, he will receive full (100%) accelerated lapsing on his sign-on award and accelerated lapsing on the next vesting tranche of any earned LTIP awards, and if his termination occurs within 24 months following a Change of Control, he will receive full (100%) accelerated lapsing on any LTIP awards, with any applicable performance goals to be deemed achieved at the greater of target or actual levels.

        Under the terms our long-term incentive RSU awards, if a Named Executive Officer: (i) is terminated due to death or disability; (ii) resigns and such resignation constitutes a "Qualified Retirement" (defined as the employee (a) having been employed for a minimum of five years by us, and (b) being 60 years of age at the time of resignation); or (iii) is involuntarily terminated within 24 months following a Corporate Change (which is substantially the same definition as the Change in Control definition in the employment agreements described above), then the forfeiture restrictions on all earned RSUs that have not previously lapsed will immediately lapse. In the event that a Named Executive Officer is eligible for Qualified Retirement after the end of the performance period, but prior to the date that is 12 months prior to the end of the service-based vesting period, then a Corporate Change that also qualifies as a change in control pursuant to Section 409A of the Code will result in all earned RSUs becoming fully vested and paid out in shares. If the Named Executive Officer is not eligible for a Qualified Retirement during the period noted in the preceding sentence, then the holder may be eligible to receive a replacement award for the RSU. A "replacement award" shall be an award that has a value at least equal to the value of the replaced RSU, it relates to a publicly traded equity security of the successor of the Corporate Change, and it has terms no less favorable to the participant than the terms of the original RSU award. If an RSU holder is provided with a replacement award following a Corporate Change to replace the then-outstanding earned RSUs, then the replaced RSUs will be cancelled. However, if the Named Executive Officer does not receive a replacement award for his or her earned RSUs in connection with a Corporate Change, then the earned RSUs that the Named Executive Officer holds at the time of the Corporate Change will become fully vested and paid out in shares. Unless otherwise noted above, the definitions of the applicable terms in the RSU agreements are substantially similar to the same terms as described above within Messrs. Rathgaber and West's employment agreements.

        The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of Cardtronics as of December 31, 2017. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our shareholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered "termination payments" but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2017.

        The amount of compensation payable to each applicable Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2017. The amounts shown assume that such termination event was effective as of December 31, 2017 and that the closing price of our shares on December 29, 2017 was $18.52. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

Potential Payments upon a Termination or Change in Control Table

Executive	Benefits	Termination by Us Without Cause, or Good Reason Termination By Executive		Change in Control (Treatment of RSUs)		Termination in Connection with a Change in Control		Death or Disability
Edward H. West	Base Salary	$1,200,000	(1)	$—		$1,200,000	(1)	$—
	Non-equity incentive compensation	1,315,843	(1)	—		1,315,843	(1)	—
	Post-employment health care	35,191	(1)	—		35,191	(1)	—
	Equity Awards	1,140,813	(5)	1,883,966	(2)	2,456,104	(3)	2,456,104	(4)
	Total	$3,123,172		$1,883,966		$5,007,138		$3,028,242
Gary W. Ferrera	Base Salary	$1,100,000	(6)	$—		$1,100,000	(6)	$—
	Non-equity incentive compensation	1,100,000	(6)	—		1,100,000	(6)	—
	Post-employment health care and auto allowance	23,460	(6)	—		23,460	(6)	—
	Equity Awards	514,152	(5)	514,152	(2)	514,152	(2)	514,152	(4)
	Total	$2,737,612		$514,152		$2,737,612		$514,152
Dan Antilley	Base Salary	$425,000	(7)	$—		$425,000	(7)	$—
	Non-equity incentive compensation	$425,000	(7)			$425,000	(7)
	Post-employment health care	$26,118	(7)	—		$26,118	(7)	—
	Equity Awards	$540,580	(5)	$760,931	(2)	$760,931	(2)	760,931	(4)
	Total	$1,416,698		$760,931		$1,637,050		$760,931
Stuart Mackinnon	Equity Awards	$—		$593,288	(2)	$593,288	(2)	$593,288	(4)
Brian Bailey	Equity Awards	$—		$337,805	(2)	$337,805	(2)	$337,805	(4)

(1)
For Mr. West, in the event of a without cause termination, a good reason termination by the executive or a termination within 24 months of a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. For Mr. West, the average of the executive's 2017 and 2016 payout amounts under our non-equity incentive plan were used to calculate the values in the table above. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a "specified employee" under Section 409A of the Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event Mr. West elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months.

(2)
Pursuant to the terms of the executives' 2017 RSU agreements and the terms of our 2017 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We've assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2017 upon the change in control and (ii) $18.52 the closing price of our shares as of December 29, 2017.

(3)
Additionally, pursuant to the terms of Mr. West's employment agreement, in the event Mr. West's employment is terminated for any reason in connection with a change in control, he will receive 100% accelerated vesting of the new hire RSUs granted to him. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2017 and (ii) $18.52, the closing price of our shares as of December 29, 2017.

(4)
Pursuant to the terms of the LTIPs, in the event a participant's employment with us terminates as a result of death or disability after a performance period but prior to full vesting, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (i) the number of RSUs that would have vested as of December 31, 2017 upon the aforementioned events and (ii) $18.52, the closing price of our shares as of December 29, 2017.

  Additionally, pursuant to the terms of the 2017 LTIP, in the event a participant's employment with us terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (i) the number of RSUs that would have vested as of December 31, 2017 upon the aforementioned events and (ii) $18.52, the closing price of our shares as of December 29, 2017.

(5)
Pursuant to the terms of Messrs. West, Ferrera and Antilley's employment agreement, in the event that the executive terminates his employment with us for Good Reason or if he is terminated by us without Cause, he will receive 100% accelerated vesting of the new hire RSUs granted to him. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2017 and (ii) $18.52, the closing price of our shares as of December 29, 2017.

(6)
Pursuant to the terms of Mr. Ferrera's employment agreement, in the event of a without cause termination or a good reason termination by the executive, he would be entitled to receive severance equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. However, if the termination occurs prior to the end of the second calendar year following the November 28, 2017 commencement of his employment, then the non-equity incentive compensation used in this calculation shall be the higher of the average annual amounts paid or 100% of the executive's then-current base salary. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a "specified employee" under Section 409A of the Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months.

(7)
Pursuant to the terms of Mr. Antilley's employment agreement, in the event of a without cause termination or a good reason termination by the executive, he would be entitled to receive severance equal to his then-current base salary plus the average annual payment under the non-equity incentive plan for the two preceding years. However, if the termination occurs prior to the first anniversary of his employment, then the non-equity incentive compensation used in this calculation shall be the higher of the average annual amounts paid or 100% of the executive's then-current base salary. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a "specified employee" under Section 409A of the Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months.

Retirement Payments for Messrs. Rathgaber and McCarthy

        Mr. Rathgaber retired effective December 31, 2017. Following his retirement he received $605,016, which was earned under the 2017 Cash Incentive Plan, and his outstanding RSUs continued to vest in accordance with their terms and will be issued six months after his retirement date. Mr. Rathgaber received no additional payments in conjunction with his retirement.

        Mr. McCarthy's employment with us terminated effective February 1, 2017. As discussed above, on January 3, 2017, Mr. McCarthy entered into a retirement agreement with us, entitling him to payments and benefits in accordance with his original employment agreement, which includes a prorated portion of the 2017 non-equity incentive plan, payment of an amount equal to two times his base salary and average annual bonus as of his retirement. Upon termination of his employment, Mr. McCarthy received, in accordance with his retirement agreement, an amount equal to $1,396,277 for the foregoing amounts, payable in semi-monthly payments through March 2019. As of December 31, 2017, $858,428 of this amount remained to be paid.

Other Terms of Employment Agreements

        Our employment agreements with Messrs. West, Ferrera and Antilley require the executives to sign a full release within 30 days of the executive's termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or shareholders as a condition to receiving any severance benefits due under the employment agreements. Further, the employment agreements with Messrs. Rathgaber, West, Ferrera and Antilley also contain non-compete and non-solicitation restrictions for a 24-month period (12-month period for Mr. Rathgaber), during which the executives may not: (i) directly or indirectly participate in or have significant ownership in a competing company; (ii) solicit or advise any of our employees to leave our employment; or (iii) solicit any of our customers either for his own interest or that of a third party.

        Additionally, pursuant to the terms of our 2001 and 2007 Plans (the "Plans"), our Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans. Such actions and/or changes could include (but are not limited to): (i) acceleration of the vesting of the outstanding, non-vested options; (ii) modifications to the number and price of shares subject to the option agreements; and/or (iii) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). Our Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding shares by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

Pay Ratio

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Steven Rathgaber, our CEO, during the year ended December 31, 2017.

        To identify the median employee, we identified our employee population as of October 1, 2017 and used base salary paid during the year as our consistently applied compensation measure across our global employee population excluding our CEO.

        Mr. Rathgaber's annual total compensation for 2017 was $4,457,628, as reflected in the Summary Compensation Table in this proxy statement. The 2017 annual total compensation of our median employee, other than the CEO, calculated in the same manner as required for the Summary Compensation table, was $54,669. As a result, Mr. Rathgaber's annual total compensation was 82 times that of our median employee in 2017.

Risk Assessment Related to Our Compensation Structure

        We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on us. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

  •
  The program design provides a balanced mix of cash and equity, annual and long-term incentives and performance metrics.

  •
  Our 2017 non-equity incentive compensation plan has a cap.

  •
  The performance-based RSUs under our 2017 LTIP have a cap of 200% of target.

  •
  Our 2017 non-equity incentive compensation plan, the performance-based portion of our 2007 Plan and the 2017 LTIP are subject to our Clawback policy.

  •
  Our executive officers and directors are subject to share ownership requirements.

  •
  Our executive officers and directors are subject to our insider trading policy, which includes anti-hedging and anti-pledging provisions.

  •
  Compliance and ethical behaviors are integral factors considered in all performance assessments.

  •
  We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

  •
  We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

  •
  We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short term.

        We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

DIRECTOR COMPENSATION

        The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2017.

Director Compensation Table for 2017

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
J. Tim Arnoult	$113,952	$135,017	$248,969
Jorge M. Diaz	$98,952	$135,017	$233,969
Julie Gardner	$98,952	$135,017	$233,969
Dennis F. Lynch	$182,903	$135,017	$317,920
G. Patrick Phillips	$108,952	$135,017	$243,969
Mark Rossi	$118,952	$135,017	$253,969
Juli C. Spottiswood	$108,952	$135,017	$243,969

(1)
This column shows the grant date fair value of each RSU granted in 2017, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Part II. Item 8. Financial Statements and Supplementary Data, Note 3. Share-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K. As of December 31, 2017, each non-employee director held 3,030 outstanding RSUs.

        Only non-employee directors receive compensation for service on our Board. The 2017 compensation paid to our non-employee directors consisted of:

  •
  an annual award of RSUs, valued at approximately $135,000 at the time of grant, which vest 12 months from the grant date;

  •
  an annual cash retainer of $70,000;

  •
  a meeting fee of $10,000 for each Board meeting attended in person in the United Kingdom or other location outside of the United States, with no additional fees paid for committee or other Board meetings attended;

  •
  an additional annual cash retainer of $85,000 for the Chair of our Board;

  •
  an annual cash retainer of $10,000 for each committee of which the director is a member; and

  •
  an additional annual cash retainer of $10,000 for the chair of the Audit, Finance and Compensation committee, and an additional annual cash retainer of $5,000 for the chair of our Nominating & Governance Committee.

        Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2017 stock award to all non-employee directors was granted on March 8, 2017 and the forfeiture restrictions lapsed in full on March 8, 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2017, Jorge M. Diaz, Julie Gardner, G. Patrick Phillips and Mark Rossi served on our Compensation Committee. During 2017, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee or had any relationships with us or any of our subsidiaries requiring disclosure. Additionally, none of our executive officers has served as a director or member of our Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with our Directors and Officers

        There were no transactions or series of similar transactions since January 1, 2017 or any currently proposed transactions to which we are or were a party that involved an amount exceeding $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Approval of Related Person Transactions

        In the ordinary course of business, we may enter into a transaction with related persons. The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy, which was amended and restated in July 2016. Our Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either approving or disapproving the entry into such transaction. Our Related Persons Transactions Policy is available on our website at www.cardtronics.com.

AUDIT MATTERS

Report of our Audit Committee

        Each member of our Audit Committee is an independent director as such term is defined under the current listing requirements. Our Audit Committee is governed by our Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. Our Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of our Audit Committee Charter is available on our website at www.cardtronics.com.

        In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with Cardtronics' management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. GAAP.

        Our Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") regarding the independent auditors' communications with our Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms' independence. In addition, our Audit Committee discussed the matters required to be discussed by PCAOB Auditing Standard No. 16, as adopted by the PCAOB and approved by the SEC.

        In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board, and our Board approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

        Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics plc,

Juli C. Spottiswood, Chair Mark Rossi J. Tim Arnoult G. Patrick Phillips

Independent Registered Public Accounting Firm Fee Information

        Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2017	2016
	(In thousands)
Audit Fees	$2,098	$2,261
Audit-Related Fees	$677	$130
Tax Fees	$180	$130
All Other Fees	$—	$—

Total	$2,955	$2,521

        Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of several of our entities in the United Kingdom, Australia, Germany and Mexico. The 2017 audit fees also include audit services associated with our acquisition of DCPayments and the 2016 audit fees also include audit services associated with the Redomicile

Transaction. The tax fees in 2017 and 2016 relate to fees paid to KPMG LLP for general tax consulting services.

        Our Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm's independence and has determined such services for fiscal year 2017 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

        Among its other duties, our Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Our Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to our Audit Committee Chair. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of our Audit Committee Chair or our Audit Committee is requested.

        Our Audit Committee Chair or our Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to our Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. Our Audit Committee Chair or our Audit Committee approved all of the services provided by KPMG LLP in 2017 and 2016.

PROPOSALS FOR THE 2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS

        Pursuant to the various rules promulgated by the SEC and without prejudice to the rights of a shareholder of record under the U.K. Companies Act 2006, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2019 Annual General Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Company Secretary no later than December 3, 2018.

        Without prejudice to the rights of a shareholder of record under the U.K. Companies Act 2006, eligible shareholders making a nomination for election to our Board or a proposal of business, must deliver proper notice to our Company Secretary no earlier than 120 days and no later than 90 days prior to the anniversary date of the 2018 Annual General Meeting of Shareholders. In other words, for a shareholder nomination for election to our Board or a proposal of business to be considered at the 2019 Annual General Meeting of Shareholders, it should be properly submitted to our Company Secretary no earlier than January 16, 2019 and no later than the close of business on February 15, 2019.

        Shareholders are advised to review our Articles of Association, which contain further details and additional requirements about advance notice of shareholder proposals and director nominations, including the information required to be included in such notice. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements as set forth in our Articles of Association. Please see "Corporate Governance—Our Board—Director Selection and Nomination Process" above for additional information concerning the notice requirements for director nominations by shareholders under our Articles of Association.

        Under Section 338 of the U.K. Companies Act 2006, shareholders meeting the threshold requirements in that section may require the Company to include a resolution in its Notice of Annual General Meeting. Provided that the appropriate thresholds are met, notice of the resolution must be received by our Company Secretary at least six weeks prior to the date of the Annual General Meeting or, if later, at the time notice of the Annual General Meeting is delivered to shareholders.

 OTHER MATTERS

        Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

ANNUAL REPORT TO SHAREHOLDERS

        Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended December 31, 2017, accompanies the proxy material and is available at www.cardtronics.com. Our Annual Report on Form 10-K is not part of the proxy solicitation material.

        We will provide you, without charge upon your request, printed copies of our Annual Report on Form 10-K for the year ended December 31, 2017. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our Company Secretary, Aimie Killeen, by mail to Cardtronics plc, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4518.

ANNEX A
CARDTRONICS PLC U.K. STATUTORY DIRECTORS' REMUNERATION REPORT (PART II)

INTRODUCTION

        Cardtronics is subject to disclosure regimes in the U.S. and the U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our Directors' Remuneration Report (the "Report") and the Directors' Remuneration Policy (the "Policy") required by the U.K. Companies Act 2006 in two parts: (i) the information included in the "Compensation Discussion and Analysis" or "CD&A" and the compensation tables and accompanying narrative (or "Part I") which begins on page 27 of the proxy statement and includes disclosure required by the SEC as well as the U.K. Companies Act 2006, and (ii) the information contained in this Part II (labeled as Annex A), which includes additional disclosure required under the U.K. Companies Act 2006. Part I should be read in conjunction with this Part II. Pursuant to the U.K. Companies Act 2006, the Report also forms part of the statutory Annual Accounts and Reports of the company for the year ended December 31, 2017.

        The Policy has applied since it was approved by shareholders at the 2017 Annual Meeting. The Committee reviews the approved Policy annually to ensure that it remains aligned with the company's strategic objectives. This year, the Committee has determined that no changes should be made. The wording in the Policy, provided for reference below, is unchanged from that approved in 2017 except as necessary to update references and increase clarity for the reader. All capitalized terms not defined in this Annex A have the meanings ascribed to them in the proxy statement.

        Numerical information in the Report is not audited, except as explicitly stated below (in conformity with the requirements of Regulation 41 of Schedule 8 of the U.K. Large & Medium- Sized Companies and Groups (Accounts and Reports) Regulations 2008).

CHAIR'S STATEMENT

        The major decisions of the Compensation Committee of the Board of Directors' compensation (or "remuneration" as such term is used in the U.K. regulations and interchangeably with "compensation" throughout this Part II) and the changes to directors' remuneration during the year (and the context for these decisions and changes) are summarized in the proxy statement.

DIRECTORS' REMUNERATION POLICY

(a)   Introduction

  This Policy contains the information required to be set out by the company as the directors' remuneration policy for purposes of Part 4 of Schedule 8 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended by the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2013. The Policy applies to all executive officers appointed to the Board of Directors ("executive directors") and all non-executive directors.

  Context of the Policy

  As a solely U.S. listed company with the majority of its executive directors and non-executive directors outside the U.K., the Compensation Committee's approach to compensation arrangements for its directors are generally set with regard to a U.S. investor and regulatory context.

  The primary objectives of our compensation program are to attract, retain and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall shareholder value. To achieve these objectives, our Compensation Committee's philosophy has been to implement a total compensation program that aligns the interests of the company's leadership with those of our investors and to provide a compensation program that creates incentives for and rewards performance of the individuals based on our overall success and the achievement of financial performance objectives, without encouraging excessive risk-taking. For more information on the context of our compensation philosophy and design, please see the CD&A.

  The Compensation Committee will keep the Policy under review to ensure that it continues to promote the long-term success of the company by giving the company its best opportunity of delivering on its business strategy. It is the Compensation Committee's intention that the Policy be put to shareholders for approval every three years, as required by the U.K. Companies Act 2006, unless there is a need for the Policy to be revised and approved at an earlier date. As stated above, the Compensation Committee has decided to retain last year's Policy, as there are no proposed changes to the executive directors' compensation for the coming financial year.

  The company aims to provide sufficient flexibility in the Policy for unanticipated changes in compensation practices and business conditions to ensure the Compensation Committee has appropriate discretion to retain and incentivize its directors and oversee its business. The Compensation Committee reserves the right to make any payments or other compensation that may be outside the terms of this Policy, where the terms of such payment or other compensation were agreed before the Policy came into effect, or before the individual became a director of the company (provided the payment or award of other compensation was not in consideration for the individual becoming a director).

  Maximum caps are provided to comply with the required legislation and should not be taken to indicate a present intention to make payments or awards of other compensation at that level. All monetary amounts are shown in U.S. dollars, unless indicated otherwise.

(b)   Remuneration policy table: executive directors

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
Salary	To provide an executive director with a competitive fixed income stream and efficiently retain and reward the director, based upon the executive's roles and responsibilities within the company and relative skills and experience, consistent with the market for comparable positions.	Initial salaries for executive directors are set by the Compensation Committee based on job responsibilities and applicable market data. Amounts are reviewed annually by the Compensation Committee, with adjustments made based on the executive director's individual performance and the company's performance for the year. Additional factors considered may include (for example) other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other company employees, and any additional responsibilities that were assumed by the executive during the period.	The maximum annual base salary for any individual is $1.2 million.

The Compensation Committee will consider the factors set out under "Operation" when determining the appropriate level of base salary.

The Compensation Committee retains discretion to make higher salary increases in exceptional circumstances, for example, following a change in the scope and/or the responsibility of the role or the development of the individual in the role, or in light of significant changes in the business such as mergers and acquisitions, divestures and/or geographic or product or service expansion.

Not performance-based.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
Annual Non-Equity Incentive Plan Awards (the "Cash Incentive Plan")	To reward operating and individual results consistent with the annual targets of the Cash Incentive Plan and to provide a strong motivational tool to achieve or exceed earnings and other related pre-established performance objectives.	The Compensation Committee may utilize an annual Cash Incentive Plan. The Compensation Committee has absolute discretion to award a cash bonus to its executive directors.

Usually, the Compensation Committee will first establish a target incentive for each executive director based on role, responsibilities and competitive market practices; and then establish a threshold, target and maximum possible payouts for each executive director whom the Compensation Committee determines shall be eligible to participate.

Amounts are paid after year end once the Compensation Committee has determined the company's performance and each participating executive director's performance relative to pre-established performance goals, which reflects the Compensation Committee's desire that the Cash Incentive Plan pay amounts relative to actual performance (if any) and to provide for substantially increased rewards when performance targets are exceeded.

The Compensation Committee sets a threshold, target and maximum possible payout for each executive director. The highest current maximum payout is 200% of the Target Incentive. The Compensation Committee may set a higher maximum payout provided that it may not exceed 400% of Base Salary.	Performance measures are selected on an annual basis that the Compensation Committee believes will produce the best return for the company's shareholders given the then-current conditions, in the Compensation Committee's absolute discretion.

Two sets of performance measures are determined for each award: performance qualifiers and performance metrics. Performance qualifiers are minimum levels of performance that must be attained before a payout can occur, such as (for example) compliance with material regulatory requirements and/or completion of compliance training. Performance metrics are key metrics designed to be critical to the company's success and typically include a profitability factor, revenue factor, and/or a return factor, either as an actual result or a relative metric where results are compared to a defined peer group. For example, Adjusted EBITDA (a non-GAAP profitability measure) weighted 33.3%, Adjusted Free Cash Flow weighted 33.3% and Total Revenues (actual revenue) weighted 33.4%.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Incentive Plan.

The Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, for example, following a change in the scope and/or the responsibility of the role or the development of the individual in the role, or in light of significant changes in the business such as mergers and acquisitions, divestures and/or geographic or product or service expansion which would impact the calculation of these performance metrics, or changes to currency exchange rates utilized to establish targets. The Compensation Committee also retains the right to make adjustments to bonuses that it considers appropriate in light of significant corporate events such as a change in control of the company.

The Cash Incentive Plan is subject to the company's Clawback policy, as may be amended from time to time, as described on page 40 of the proxy statement.

While not currently intended, the Compensation Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.

The Compensation Committee has absolute discretion to determine the performance measures (which, for the avoidance of doubt, may be comprised of other measures not mentioned in the examples given above, if the Compensation Committee determines appropriate) and their relative weightings annually. Further details of how performance measures and targets are set are set out in the notes below this table.

The performance period applicable to awards is generally the relevant calendar year but may vary.

Generally, qualifying factors must be achieved before any incentive will be earned. Performance below threshold for a metric will result in no incentive payout for that metric. Currently, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned. The Compensation Committee may however set different levels of payout for awards. Payouts are calculated through interpolation between threshold and maximum performance levels unless the Compensation Committee determines otherwise. The amounts that may be paid in respect of threshold, target and maximum

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
performance are set annually at the Compensation Committee's discretion and will be disclosed in the first proxy statement following the relevant bonus award payout.
Discretionary Bonuses

To reward an executive director for significant contributions to a company initiative or when the executive has performed at a level above what was expected, or other similar circumstances. A discretionary bonus may also be used to attract a new hire of appropriate experience to promote the success of the company (see more on this in the recruitment policy section below).

Granted at the discretion of the Compensation Committee in exceptional circumstances or to attract a new hire.

While not currently intended, the Compensation Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.

The maximum amount of compensation that may be paid under all awards denominated in cash (cumulatively) granted to any one individual during any calendar year, including long-term incentive awards (see below), may not exceed $3,500,000.

None (see notes below).

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
Long-Term Incentive Awards

To create a strong financial incentive for achieving or exceeding long-term performance goals, to tie the interests of an executive director to the interests of shareholders, to encourage a significant equity stake in the company and to attract, retain and motivate executive talent base in future years.

Executive directors may receive, at the discretion of the Compensation Committee, any type of award permitted under the company's Third Amended and Restated 2007 Stock Incentive Plan (the "Stock Plan") (as may be amended, restated or replaced), including performance-based restricted stock units ("RSUs"), options, SARs and/or time-based RSUs and any other share plan that the company Board or Compensation Committee approves (subject to any required approval by the shareholders or the company).

The Compensation Committee also has the discretion to grant stock options, restricted stock, phantom stock awards and/or awards of unrestricted stock under the Stock Plan. Awards are subject to the rules of the Stock Plan, the applicable award agreement and any other terms and conditions applicable to the awards as the Compensation Committee may determine.

The size of an award at grant is generally based on an analysis of competitive pay that translates an award into a percentage of base salary, but may vary. Equity awards granted in 2016 and 2017 comprised 75% performance-based RSUs and 25% time-based RSUs.

The maximum that may be paid to an individual under the Stock Plan shall be the maximum as stated in the "individual limits" section of the Stock Plan, as may be amended from time to time. As at the date of publication of this Policy, the Stock Plan states that the maximum number of shares that may be subject to awards denominated in shares granted to any one individual during any calendar year may not exceed 1,500,000 ordinary shares, and the maximum amount of compensation that may be paid under all awards denominated in cash granted to any one individual during any calendar year may not exceed $3,500,000.

The maximum number of shares that may be comprised of awards may be adjusted to reflect any change in share capital of the company.

Performance-based RSUs:

Performance measures are set at grant by the Compensation Committee in its absolute discretion, which the Compensation Committee believes are the most appropriate measures of sustainable business performance and to drive increased shareholder value in the then-current conditions. Performance measures may include, for example, a Revenue performance metric weighted 50% and/or a profitability metric, such as Adjusted EBITA (a non-GAAP measure) weighted 50%. The Compensation Committee has absolute discretion to determine the performance measures (which, for the avoidance of doubt, may be comprised of other measures not mentioned in the examples given above, if the Compensation Committee determines appropriate) and their relative weightings. Further details of how performance measures and targets are set are set out in the notes below this table.

The performance period is generally one calendar year, but may vary, followed by vesting requirements as described in the "Operation" column.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
RSUs granted to new hires are typically not performance-based and generally vest ratably over four years, though the Compensation Committee may vary such terms for individual grants.

Performance-based RSUs granted in 2017 and going forward are subject to the company's Clawback policy, as may be amended from time to time and as described on page 40 of the proxy statement. An award may be settled in shares or cash, at the discretion of the Compensation Committee, subject to the terms of the individual award. Dividend equivalents may be payable on an RSU award in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant.

The Compensation Committee has the discretion to determine the treatment of outstanding awards in the context of certain corporate events, such as a change in control of the company or merger and acquisition activity in accordance with the rules of the Stock Plan, the applicable award agreement and any other terms and conditions applicable to the awards.

If threshold performance is not attained for at least one metric, all of the performance-based RSUs are forfeited with respect to that metric. If threshold, target, or maximum levels of performance are attained, then 50%, 100% or 200% of the targeted number of performance-based RSUs would be deemed earned, respectively (interpolated between performance levels).

The amounts that may be paid in respect of threshold, target and maximum performance will be disclosed in the first proxy statement published following grant.

Time-based RSUs, SARs, stock options and other awards:

Time-based RSUs and SARs are not performance-based. Stock options are not performance-based in the sense that specific performance metrics are not assigned to the awards (unless the Compensation Committee determines otherwise at grant), but stock options will not provide the holder with value unless the company's stock price increases above the exercise price of that award.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures

Performance-based RSUs:

Performance-based RSUs are generally earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee's qualified retirement date, if earlier) over a period of four years (from January 31st of the grant year) during which vesting occurs in tranches (which may vary in proportion) as determined by the Compensation Committee, unless the Compensation Committee determines it appropriate to set a different vesting schedule and/or performance period at grant.

Stock options and other awards may however be granted subject to performance measures if the Compensation Committee determines; in which case, the framework for performance measures set out above in relation to performance-based RSUs may apply.

The Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Incentive Plan.
Time-based RSUs:
Time-based RSUs are earned at the time of issuance and vest in accordance with the same schedule as performance-based RSUs, unless the Compensation Committee determines otherwise at grant.
Stock options and other awards:
Stock options, SARs, restricted stock, phantom stock awards and/or awards of unrestricted shares may also be granted under the Stock Plan.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
In 2017 stock options are being granted which vest in three equal tranches on 31 January of each year from grant. These awards are time-based.
Pension	To assist our executive directors in providing for their retirement and to maintain a market competitive benefits package to attract and retain executive directors.

Under the company's 401(k) plan, eligible U.S. employees including executive directors may make contributions which may be matched up to a certain level by the company. For 2017, the company matched 100% of employee contributions up to 4% of the employee's salary. Employees immediately vest in their contributions while the matching contributions vest at a rate of 20% per year of service.

The company does not currently offer any defined benefit plans. In the future, however, the Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in the company's best interests (e.g., in order to attract, motivate and retain employees).

In the future, alternative pension arrangements may be provided to non-U.S. executive directors, as required or appropriate in the local context and the individual circumstances.

The Internal Revenue Service ("IRS") limits employer contributions to 401(k) plans to a statutory maximum, which is set each year (for example, the maximum total employer and employee contributions to the plan is $54,000 for 2017). The company may make contributions up to the statutory maximum.

If alternative pension arrangements are provided in the future, the Compensation Committee has set a maximum of $100,000 per individual. The Compensation Committee anticipates the actual cost to be less than this and will monitor the overall costs to ensure it is satisfied that the provision of pension benefits remains an appropriate use of the company's funds.

Not performance-based.
Benefits	To provide a market competitive level of benefits, for the purposes of attracting, retaining and motivating executive directors.

Executive directors may participate in benefit plans that are generally offered by the company to its employees from time to time, including health and welfare (for example, medical, dental and vision plans), life insurance and disability plans.

The policy is framed by the nature of the benefits the Compensation Committee is willing to provide to the executive directors. Benefits are paid at cost and given the nature and variety of the items there is no formal maximum level of company contribution.

Not performance-based.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures

The company may reimburse executive directors for their expenses incurred in connection with the performance of their duties (including, for example, travel, accommodation and other subsistence expenses), any relocation in connection with their role/duties, corporate hospitality events, meals and Board/committee dinners and functions (or pay such expenses directly). The company may reimburse executive directors for any excise taxes incurred, together with any related costs, on a grossed up basis (or pay any such amounts directly).

The company may pay sick leave benefits and paid vacation and/or other benefits consistent with those offered to employees in a particular country, in accordance with the director's service contract and/or applicable law or company policy.

Assistance with the preparation of tax returns may also be offered if the Compensation Committee decides it is appropriate to do so.

The company periodically reviews both the range of benefits available and whether they may be appropriate for executive directors or more generally. The company may adjust the type, scope and/or levels of the benefits offered, and/or provide additional benefits as it considers appropriate.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
Limited Perquisites	To provide executive directors with additional benefits considered necessary or customary for the executive's position, for the purpose of attracting and retaining executive directors.

Perquisites that may be offered (at the company's discretion) are intended to be limited in nature and are not guaranteed to be provided to any executive director in any given year. Examples may include a reimbursement for relocation expenses, car allowance, country club memberships, additional insurance and other similar benefits, at the discretion of the Compensation Committee.

The policy is framed by the nature of the perquisites the Compensation Committee is willing to provide to the executive directors. Perquisites are paid at cost, and given the nature and variety of the items, there is no formal maximum level of company contribution.

Not performance-based.

Notes to the Policy Table

Performance measures and targets

  1.
  Cash Incentive Plan

    The Compensation Committee has absolute discretion to set each executive director's threshold, target and maximum possible payout levels and to determine the extent to which payouts are made under the Cash Incentive Plan.

    The performance measures for participants consist of financial measures and business goals linked to the company's strategy, which generally include financial and operational performance measures. These are split into (a) performance qualifiers and (b) performance metrics.

    Performance qualifiers are prerequisites to an award being paid and are designed to incentivize participants to meet tailored minimum performance standards and complete relevant training (for example, corporate and compliance training); and require compliance with all applicable material regulations and reporting requirements.

    The Compensation Committee considers that the performance metrics are appropriate indicators of company success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.

    The Compensation Committee's goal for each performance measure is to establish a target level of performance that is not certain to be attained, so that achieving or exceeding the target level requires significant effort by our executive directors. The factors taken into consideration include the company's long range business plan, market and economic conditions, amongst others. Once the target levels are set, the Compensation Committee sets the threshold and maximum amounts. The Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what the Compensation Committee views would be outstanding performance versus target and budget.

  2.
  Discretionary bonuses

    No specific performance metrics are set for discretionary bonuses. Typically a discretionary bonus may be awarded in connection with special projects that require significant time and effort on the part of the executive as a result of exemplary performance, or to new hires. Payments that may be made in exceptional circumstances, such as reimbursement for lost income upon being hired, compensation for other lost income (such as loss of benefits or retirement plan benefits) and payments made to new hires are not performance-based because they are to reimburse executive directors for particular circumstances rather than to reward performance.

  3.
  Long-Term Incentive Awards

    The Compensation Committee has determined that long-term incentive awards under the Stock Plan will consist of both performance-based awards which are subject to vesting after or upon attainment of performance targets and time-based awards which only require continued company service to be earned. This balance is intended to incent behavior which drives business results (use of performance-based awards) while balancing participants engaging in unnecessary risk and promoting talent retention (use of time-only based awards). The Compensation Committee has absolute discretion to set each executive director's threshold, target and maximum possible payout levels and to determine the extent to which payouts are made under the Stock Plan.

    The performance measures for participants consist of financial measures and business goals linked to the company's strategy, which include financial and operational performance measures. The Compensation Committee considers that the performance metrics are appropriate indicators of company success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.

    •
    Performance-based RSUs:

    The performance measures are chosen to focus on company performance and the vesting schedule is designed to encourage executive director retention for the long-term success of the company. As with the Cash Incentive Plan, the Compensation Committee sets performance targets so that they are adequately stretching and with the long-term success of the company in mind. The combination of the performance measures and targets set also balances driving achievement with the objective of not encouraging excessive risk-taking.

    •
    Time-based RSUs, SARs, stock options and other non-performance-based awards:

    As mentioned in the Policy table above, the Compensation Committee may determine that certain awards are not subject to performance conditions because such awards are used as a retention tool. The awards may, in certain circumstances, be combined with performance-based awards, as the Compensation Committee deems fit. Further, as mentioned in the policy table, any stock options awarded will not provide value unless the company's stock price increases above the exercise price, thereby creating an implicit performance measure which aligns the award-holders performance with company performance and shareholder value.

  Indemnification

  Executive directors are entitled to broad indemnification by the company pursuant to a deed of indemnity entered into with each director and are covered by the company's Directors & Officers' Liability Insurance Policy.

(c)   Remuneration policy table: non-executive directors

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
Fees	To provide appropriate compensation for a non-executive director of the company, sufficient to attract, retain and motivate high-caliber individuals with the relevant skills, knowledge and experience.	The company pays fees to non-executive directors. The fees are determined by the Compensation Committee and currently may include the following:

•

an annual retainer for acting as a non-executive director;

			The maximum annual fees that may be paid to any individual is $500,000.	Not performance-based.

• a meeting fee for each Board meeting attended in person in the U.K.;
• an additional annual retainer for the Chair of the Board;
• an additional annual retainer for relevant committee memberships;
• an additional annual retainer for committee chair positions (which may vary depending on the committee).
The Compensation Committee reserves the right to structure the non-executive directors' fees differently in its absolute discretion.
Fees are generally paid monthly in cash. However, the Compensation Committee reserves the right to pay the fees on a different basis.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
Fees are periodically reviewed by the Compensation Committee, having regard to external comparators such as the company's peer group, the Chair or committee roles and responsibilities and other market factors.
Equity Awards	To appropriately attract, retain, motivate and compensate non-executive directors of the highest caliber, and to align non-executive directors' interests with shareholders.
		Non-executive directors are eligible to receive an annual grant of time-based RSUs, at the discretion of the Compensation Committee, or as may otherwise be permitted under the Stock Plan. The Compensation Committee may additionally grant time-based RSUs upon the commencement of a non-executive director's appointment. All such awards may be subject to vesting periods as set by the Compensation Committee in its absolute discretion. The vesting period for awards granted in 2017 was set at one year but the Compensation Committee may change this in the future.	The maximum grant that a non-executive director may receive annually is equivalent to face value of $500,000 at the time of grant.	Not performance-based.
The value of RSU awards granted to non-executive directors is periodically reviewed alongside the level of cash fees.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
The Compensation Committee exercises its judgment as to what it considers to be reasonable in all the circumstances, with regard to the quantum and mix of compensation. The Compensation Committee reserves the right to grant other types of award as permitted under the Stock Plan. RSUs granted to non-executive directors may be settled in shares or cash, at the discretion of the Compensation Committee. Dividend equivalents may be payable on an RSU award in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant.
Expenses
To compensate non-executive directors for expenses incurred in connection with the performance of their non-executive director duties and to ensure the company has the appropriate non-executive director input as and when required.
The company may reimburse non-executive directors for their expenses incurred in connection with the performance of their duties including attending Board and committee meetings (such as, for example, travel, accommodation and other subsistence expenses), Board/committee dinners and functions, Board training sessions and corporate hospitality events (or the company may pay such expenses directly).
			The policy is framed by the nature of the expenses the Compensation Committee is willing to provide to the non-executive directors. Expenses are paid at cost, and given the nature and variety of the items, there is no formal maximum level of company reimbursement.	Not performance-based.

  Notes to the Policy Table

  Since non-executive directors are not employees, they do not receive compensation or benefits reserved only for employees such as company paid/subsidized insurance or paid vacation. The non-executive directors do not participate in the company's annual bonus or performance-based long-term incentive awards. They do not currently receive pension or other benefits and are not enrolled in the company's 401(k) plan, as this is for employees only. The value of time-based RSUs will be determined by the share price of the company, but time-based RSUs granted to non-executive directors are not subject to performance conditions. Awards with performance conditions are not part of the non-executive remuneration package as we do not wish the non-executive directors to be driven by short-term company performance so as to maintain their independence as advisors to the company.

  Non-executive directors may receive professional advice in respect of their duties with the company and/or training to ensure they are aware of legal developments that will be paid for by the company.

  The non-executive directors are entitled to broad indemnification by the company pursuant to agreement deed of indemnity entered into with each director and are covered by the company's Directors & Officers' Liability Insurance Policy.

(d)   Remuneration throughout the Group

  As employees of the company, executive directors pay is largely treated the same as all other employees recognizing different pay practices in different countries. Executive directors receive a market competitive pay package consisting of base salary, applicable incentive programs, and employee benefits. Executive director and employee pay is studied and determined through the use of appropriate market data usually with input from a compensation consultant. Non-executive director pay is also compared to appropriate market data but does not include "employee" type compensation.

(e)   Recruitment policy

  The Compensation Committee intends that the components of remuneration set out in the above policy tables, and the approach to those components as set out in the policy tables, will (subject to the remainder of this recruitment policy) be equally applicable to the annual package provided to new recruits, i.e. for executive directors, base salary, Cash Incentive Plan awards, long-term incentive awards, discretionary bonuses, pension or applicable retirement plan and benefits and for non-executive directors, fees and RSUs.

  For an internal appointment, any pay element awarded in respect of the prior role may either continue on its original terms or be adjusted to reflect the new appointment, as appropriate. In the year of promotion for an internal appointment, additional equity-related incentive awards may be made to the individual.

  Where it is necessary to make a recruitment related pay award to an external candidate, the company will not pay more than the Compensation Committee considers necessary and will deliver any such awards under the terms of the existing pay structure, except to the extent that the Compensation Committee determines that it is appropriate to provide a buy-out arrangement (see further below) and/or to establish additional or particular arrangements specifically to facilitate the recruitment of the individual. Details of any recruitment-related awards will be appropriately disclosed and any arrangements would be made within the context of minimizing the cost to the company.

  All such awards for external appointments will take account of the nature, time-horizons and performance requirements for any remuneration relinquished by the individual when leaving a previous position, and will be appropriately discounted to ensure that the company does not, in the view of the Compensation Committee, over-pay.

  Any recruitment-related awards which do not replace awards with a previous employer will be subject to the limits as detailed in the general policy, other than any additional or particular arrangements specifically made to facilitate the recruitment of the individual which shall not exceed $3.5 million.

  The company may make a contribution towards legal fees in connection with agreeing employment terms. The company may also agree to pay certain expenses and taxes should an executive director be asked to relocate to a different country, such that the executive director pays no more than would have been required in the home location.

  Buy-out arrangements

  For the avoidance of doubt, where recruitment-related awards are intended to replace existing awards granted by a previous employer, the maximum amounts for incentive pay as stated in the policy table above will not apply to such awards. The Compensation Committee has not placed a maximum limit on any such awards which it may be necessary to make as it is not considered to be in shareholders' interests to set any expectations for prospective candidates regarding such awards.

(f)    Policy on payments for loss of office

  Any compensation payable in the event that the employment of an executive director is terminated will be determined in accordance the terms of any service contract between the company and the executive, as well as the relevant rules governing outstanding long term incentive awards, the rules of the Cash Incentive Plan and this Policy.

  The Compensation Committee will take all relevant factors into account when considering leaving arrangements for an executive director and exercising any discretion it has in this regard with the aim to ensure they are fair and reasonable, including (but not limited to) individual and business performance during the office, the reason for leaving, any other relevant circumstances (for example, ill health, disability, death and retirement) and the local context. The Compensation Committee will exercise its absolute discretion to determine whether such terms should be included in any new service contract.

  In addition to any payment that the Compensation Committee may decide to make, the Compensation Committee reserves discretion as it considers appropriate to:

  •
  Continue benefits beyond date of termination;

  •
  Pay for relocation to previous location, where applicable;

  •
  Make payments in lieu of notice;

  •
  Accelerate the vesting of equity awards;

  •
  Pay for outplacement services and/or legal fees.

  Generally, the company would require a non-compete, non-solicitation agreement from the departing executive to protect the interests of the company.

  Non-executive directors do not have notice periods and are not entitled to any termination payments. However, time-based RSUs may be paid out in shares depending on the circumstances and in accordance with the relevant RSU agreement. Usually, in the event a non-executive director is terminated, vesting in the RSUs as of the termination date shall cease and any unvested RSUs shall be forfeited in their entirety. However, where the non-executive director terminates due to death or disability, or involuntarily due to a corporate change any unvested RSUs will usually become fully vested and paid out in ordinary shares as soon as practicable following termination. Further, non-executive directors do not have service agreements or appointment letters, as is common practice in the U.S.

  Service contract—executive directors

  The service contracts (also referred to as employment agreements) of executive directors may contain tailored terms which allow for termination payments to be paid if the executive director's employment is terminated under certain circumstances, such as following a corporate change, involuntary termination, termination "without cause", "good reason", death or disability, each as defined in the applicable executive director's service contract. Details of such terms contained in the current executive director's service contract are described more fully on pages 51-57 of the proxy statement; however, such provisions may be amended from time to time. Notice periods for executive directors will be set in accordance with market practice and with reference to factors such as business continuity balanced with the expectations of new hires.

  This is in addition to any potential additional benefits that may be made on a change in control, as outlined for the current year from page 51 onwards of the proxy statement, which gives an indication of how these payments may be determined in the future.

  The key terms and conditions contained in the current executive director's service contract that could impact on the director's remuneration are also set out from page 51 onwards of the proxy statement. Executive director service contracts are available for inspection at the company's registered office and on the U.S. Securities and Exchange Commission website: www.sec.gov

(g)   Legacy arrangements

  The Compensation Committee reserves the right to make any remuneration payments and payments for loss of office notwithstanding that they are not in line with the Policy set out above (for both executive and non-executive directors), where the terms of that payment were agreed before the Policy came into effect (including, without limitation, pursuant to awards granted before the Policy came into effect), or before the individual became a director of the company (provided the payment was not in consideration for the individual becoming a director). For the avoidance of doubt, the above policy tables shall not have the effect of limiting any payment to a new recruit made under the recruitment policy set out above unless expressly stated in the recruitment policy.

(h)   Illustration of application of the Policy

  The bar charts below show the levels of remuneration (in thousands of U.S. dollars) that the executive director could earn for the first complete financial year in which the policy applies (from March 16, 2017).

  In these bar charts, the value of the benefits is the estimated employer paid medical, dental and vision benefits, as well as life insurance and assistance with the preparation of tax returns. The value of pensions is the employer contribution to the company's 401(k) plan. The value of pensions is the employer contribution to the company's 401(k) plan. The value of the Time-based RSUs and Performance-based RSUs is based on an award of 4.2X base salary for 2017, with 25% being Time-based RSUs and 75% being Performance-based RSUs.

(i)    Consideration of shareholder views

  The company has taken shareholders' views into account in the development of this Policy, as the remuneration practices described in this Policy have been voted on by shareholders under the U.S. disclosure requirements and appropriate industry groups have reported favorably.

  The Compensation Committee will take into account the results of the shareholder vote on remuneration matters when making future remuneration decisions. The Compensation Committee remains mindful of shareholder views when evaluating and setting ongoing remuneration strategy.

(j)    Consideration of employment conditions elsewhere within the Group

  In accordance with prevailing commercial practice, the Compensation Committee evaluates the compensation and conditions of employees of the company group in determining the Policy with respect to executive directors. Each year the Compensation Committee approves the overall Cash Incentive Plan percentage payout and material changes to employee benefit plans. Consistent with practice in the industry in which the company operates, it is not the company's policy to consult with staff on the pay of its directors.

(k)   Minor changes

  The Compensation Committee may make, without the need for shareholder approval, minor amendments to the Policy for regulatory, exchange control, stock exchange, tax or administrative purposes or to take account of changes in legislation.

For the Board:
/s/ G. PATRICK PHILIPS G. Patrick Philips
Chair, Compensation Committee

REMUNERATION REPORT

Implementation Section

All amounts are expressed in U.S. dollars.

Compensation Committee

        In 2017, the Compensation Committee was composed of four independent non-executive directors: Jorge M. Diaz, Julie Gardner, Mark Rossi and G. Patrick Phillips (Committee chair). Dennis F. Lynch stepped down as a member of the Compensation Committee on March 2, 2017.

        Further details of the responsibilities of the Compensation Committee are set out at pages 30 - 31 of the proxy statement.

        Details of the Compensation Committee's process for making decisions is set out on pages 30 - 45 of the proxy statement, including information about our use of a compensation consultant. As stated in the proxy statement, an external compensation consultant, Meridian Compensation Partners LLC ("Meridian"), was appointed by the Compensation Committee. Meridian was selected based on their reputation in the market and after being interviewed by the Compensation Committee. The Compensation Committee considered and determined that Meridian is independent on the basis of the following factors (amongst others detailed on pages 30 - 31 of the proxy statement) outlined by Meridian in a letter: Meridian provides no other services to the company; fees paid by the company as a percentage of the Meridian's total revenue; and policies or procedures maintained by Meridian that are designed to prevent a conflict of interest.

        Fees paid to the Compensation Committee's external compensation consultants in year 2017 were approximately $205,000, such fees being charged on the firm's standard terms of business for advice provided.

Shareholder Voting on Remuneration Matters

        The last Annual Meeting of Shareholders of Cardtronics plc was held on May 10, 2017. The U.S. "Advisory Vote on Executive Compensation" proposal received overwhelming support from shareholders:

	For	Against	Abstain
Total Shares Voted	40,286,025	424,818	192,438
% of Voted	98.5%	1.0%

Single Figure Tables—Audited

        The tables below summarize the total remuneration earned by each director of the company for the fiscal year ended December 31, 2017.

Executive Director

		Salary	Benefits(1)	Cash Bonus(2)	Performance based RSUs(3)	Time based RSUs(3)	Pension(4)	Total
Steven A. Rathgaber	2017	$700,000	$14,084	$605,016	$774,599	$311,080	$10,800	$2,415,579

(1)
Benefits comprise core benefits and any taxable benefits (that are or would be taxable in the U.K., if the director was resident in the U.K. for tax purposes). The amounts disclosed above include Life Insurance Premiums and amounts paid by the company for health and welfare benefits (such as medical, vision and dental benefits). The gross value (before tax) of the benefits has been included. All U.S. employees are entitled to participate in the same benefit programs.

(2)
A detailed discussion of the current year cash bonuses awarded to Steven A. Rathgaber is available starting on page 37 of the proxy statement, including details on the performance measures used and their weighting, as well as actual performance relative to the targets set, and the resulting actual payout. None of the bonuses were deferred.

(3)
Equity awards are the value of the RSU awards made in the corresponding fiscal year based on the closing market price of our stock on December 29, 2017 of $18.52 per share. These awards were granted under the company's LTIP (as defined in the proxy statement). A portion of the awards are time-based RSUs, and portion of the awards are performance-based RSUs, which are shown above at final earned amount. A detailed discussion on the current year LTIP is available on page 30 and, starting on page 39 of the proxy statement, details on the performance measures used and their weighting, as well as actual performance relative to the targets set, and the resulting level of award.

(4)
Pension consists of the matching contribution made by the company to the executive directors 401(k) plan for the years presented.

Non-Executive Directors

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
J. Tim Arnoult	$113,952	$56,116	$170,068
Jorge M. Diaz	$98,952	$56,116	$155,068
Julie Gardner	$98,952	$56,116	$155,068
Dennis F. Lynch	$182,903	$56,116	$239,019
G. Patrick Phillips	$108,952	$56,116	$165,068
Mark Rossi	$118,952	$56,116	$175,068
Juli C. Spottiswood	$108,952	$56,116	$165,068

(1)
Equity awards are the value of the time-based RSU awards made in the corresponding fiscal year using the closing market price of our stock on December 29, 2017 of $18.52 per share (being the best estimate of the fair value at the vesting date). The RSUs are not performance-based.

Equity awards made during the fiscal year (scheme interests awarded during the fiscal year)—Audited

        The following table sets forth information for each director who served the company during 2017 regarding the RSUs granted during the year ended December 31, 2017. The terms of the RSUs awarded to the directors are summarized in the Policy table above and in the proxy statement.

	Type of Award	Face Value of Award		Performance Conditions	Threshold vesting level %	Performance period end
Executive Director
Steven A. Rathgaber	Performance-based RSUs (LTIP)(1)	$4,711,652	(2)	See details on page 39 proxy statement	50%	12/31/2017
	Time-based RSUs (LTIP)(1)	$785,260	(3)	None	—	—
Non-Executive Directors
J. Tim Arnoult	Time-based RSUs(4)	$135,017	(5)	None	—	—
Jorge M. Diaz	Time-based RSUs(4)	$135,017	(5)	None	—	—
Julie Gardner	Time-based RSUs(4)	$135,017	(5)	None	—	—
Dennis F. Lynch	Time-based RSUs(4)	$135,017	(5)	None	—	—
G. Patrick Phillips	Time-based RSUs(4)	$135,017	(5)	None	—	—
Mark Rossi	Time-based RSUs(4)	$135,017	(5)	None	—	—
Juli C. Spottiswood	Time-based RSUs(4)	$135,017	(5)	None	—	—

(1)
Total 2017 LTIP target award based on 4.53x base salary and the 15-day average stock price following the 2016 earnings release. Of the total amount, 75% of the total target award is performance-based and 25% is time-based. See page 39 of the proxy statement for a full description of the 2017 LTIP, including performance metrics and vesting dates.

(2)
Calculated as the maximum RSUs available to earn of 100,784 multiplied by the grant date fair value of $46.75. The date of grant was March 31, 2017.

(3)
Calculated as 16,797 RSUs multiplied by the grant date fair value of $46.75. The date of grant was March 31, 2017.

(4)
Non-executive director RSU awards granted at an approximate value of $135,000 and vest approximately one year after grant subject to continuous service.

(5)
Calculated as 3,030 RSUs multiplied by the grant date fair value of $44.56. The date of grant was March 8, 2017.

Directors' shareholding and share interests

        The company's share ownership policy is described on page 43 of the proxy statement. As of the date of this proxy statement, all directors are in compliance with the share ownership policy. The following table sets forth information for each director regarding the number of shares and RSUs held as of December 31, 2017.

	Shares held outright	Outstanding unvested RSUs		Outstanding unearned Performance-based RSUs		Aggregate holding of Shares and Share Interests
Steven A. Rathgaber	319,199	207,234	(1)	50,392	(2)	576,825
J. Tim Arnoult	10,295	3,030	(3)	—		13,325
Jorge M. Diaz	42,862	3,030	(3)	—		45,892
Julie Gardner	10,217	3,030	(3)	—		13,247
Dennis F. Lynch	27,485	3,030	(3)	—		30,515
G. Patrick Phillips	21,382	3,030	(3)	—		24,412
Mark Rossi	35,894	3,030	(3)	—		38,924
Juli C. Spottiswood	16,592	3,030	(3)	—		19,622

(1)
RSUs granted under 2014 - 2017 LTIP, and vest 24, 36 and 48 months from January 31st of the grant year, at the rate of 50%, 25% and 25% respectively (or to the director's qualified retirement date, if earlier).

(2)
Performance-based RSUs granted under the 2017 LTIP, shown at target level of performance achievement, vesting on Mr. Rathgaber's qualified retirement date of December 31, 2017. See page 39 of the proxy statement for a full description of the 2017 LTIP, including performance metrics.

(3)
RSUs granted March 8, 2017 and vested March 8, 2018.

Payments for loss of office—Audited

        There were no payments made to directors for loss of office during 2017. Having reached his qualified retirement date, Mr. Rathgaber vested in all outstanding RSU's at December 31, 2017.

Performance Graph and Table

        The graph below represents the relative investment performance of the company's shares to the NASDAQ Composite Index. The Board has selected the NASDAQ Composite Index for the comparison of total shareholder return for purposes of U.K. requirements as it represents a good market comparator.

        The table below sets out the following compensation for our Chief Executive Officer, Steven A. Rathgaber:

  •
  Total remuneration as seen in the single figure table on page A-21, calculated using the stock prices as of December 31, 2016 and 2017;

  •
  The bonus paid as a percentage of maximum opportunity;

  •
  The value of the long-term incentives that have met their performance condition against the maximum possible level which could have been earned in that period.

	2016	2017
Total CEO remuneration	$8,000,403	$2,415,579
Annual bonus as % of maximum	41.4%	43.2%
Performance units meeting condition in year as % of maximum	68.0%	41.5%

Percentage Change in Pay of Chief Executive Officer Fiscal 2016 to Fiscal 2017

        The U.K. legislation requires the company to disclose the percentage change in the prescribed pay elements of the CEO between 2016 and 2017 together with equivalent average percentages for the employee population of the Company's group. The percentage change attributable to the employees below was calculated using the per-employee average compensation for the pay element using the employee population taken as a whole.

	CEO	Employees
Salary	—	–5.3%
Benefits	–0.4%	–9.9%
Cash Bonus	4.3%	–23.8%
Equity Awards	–83.8%	–83.1%

        During 2017 the Company completed two significant acquisitions. These acquisitions contributed to a 31% increase in average employee headcount and resulted in approximately 75% of the employee population being located in the U.S. and U.K., down from approximately 95% at the end of 2016. The change in per-employee salaries and benefits is due to the change in the make-up of the employee population taken as a whole, as a result of the acquisitions, and the lower average per-employee compensation and benefit costs for employees outside of the U.S. and U.K.

        The change in value of the equity awards is calculated using the equity awards granted in 2016 and 2017 and the stock price at the respective year-ends. The stock prices as of December 31, 2016 and 2017 were $54.47 and $18.52, respectively.

Relative Importance of Spend on Pay

        U.K. legislation requires the company to show the annual change in spending on certain specified items. The following table includes the statutory items for the current and prior year:

  •
  Total remuneration for all employees across the company;

  •
  Dividends paid;

  •
  Share repurchases.

	2016	2017	Change
Total Employee Remuneration(1)	$187,741,951	$190,665,427	2%
Share Repurchases(2)	$3,958,789	$—	n/a
Dividends Paid	$—	$—	—

(1)
Total Employee Remuneration costs include all compensation related costs for employees, including salaries, bonuses, benefits and taxes incurred by the company, etc. Equity Awards granted in the year to employees (net of forfeitures in the year) are included at closing market price of our stock on December 29, 2017 of $18.52 per share and December 31, 2016 of $54.57 per share, and performance-based RSUs are included at the actually earned values.

(2)
Share Repurchases consist of shares repurchased from employees to cover their withholding taxes due to governing authorities due to RSU and RSA vestings. As of the date of the redomicile to the U.K. (July 1, 2016) the company has ended this practice and instead issues a reduced amount of shares to employees. There were no share repurchases made on the open market in 2016 and 2017.

Statement of Implementation of Policy in 2018

        In 2018, the Compensation Committee intends to continue to provide remuneration in accordance with the policy tables set forth above. Base salaries may be increased in line with increases across the Group and new targets will be set for the Cash Incentive Plan and the performance-based RSU awards, as explained below. The appropriate level of awards to be granted in 2018 is assessed by the Compensation Committee but in all cases will remain within the maximums stated in the Policy.

        Effective March 2018, the following will apply:

Chief Executive Officer

Base Salary	The Compensation Committee approved our CEO's base salary of $750,000.
Cash Incentive Plan	The 2018 Cash Incentive Plan will utilize the following performance metrics and weightings:
Performance metrics:
• Total Revenue (33.4%)
• Adjusted EBITDA (33.3%)
• Adjusted Free-Cashflow (33.3%)
Consistent with 2017, our CEO's Cash Incentive target is set at 100% of his base salary.
Stock Option, Performance-based and Time-based RSUs	The 2018 LTIP will utilize the following performance measures and weightings for the Performance-based RSUs:
• Total Revenue (50%)
• Adjusted EBITA (50%)
The value of the share-based payments granted to our CEO is based on an award of 4.67X base salary for 2018, with 25% being Options, 25% being Time-based RSUs and 50% being Performance-based RSUs.

Non-Executive Directors

Fees and Time-based RSUs	Director Fees and Time-based RSUs granted will remain consistent with 2017 and as described on page 59 of the proxy statement:
• the annual award of RSUs will remain at approximately $135,000 at the time of grant;
• the annual cash retainer will remain at $70,000;
• the additional annual cash retainer for the Chair of our Board will remain at $85,000;
• the meeting fee for each Board meeting attended in person in the United Kingdom will be $10,000 with no additional fees paid for committee or other Board meetings attended;
• reimbursement of reasonable fees related to preparation of U.K. tax returns; and
• cash retainers for committee members and committee chair will remain the same as in 2017.

        Specific performance targets are considered commercially sensitive as they will give our competitors information about our budget and strategy. The targets will be accurately disclosed in next year's proxy statement.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you would like to attend the Annual General Meeting and vote in person, please review the requirements in the accompanying proxy statement. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. CARDTRONICS PLC 3250 BRIARPARK DRIVE, SUITE 400 HOUSTON, TEXAS 77042 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E41201-P05395 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CARDTRONICS PLC The Board of Directors recommends you vote FOR the following proposals: 1. To re-elect three Class II directors, Tim Arnoult, Juli Spottiswood and Dennis Lynch, each by separate ordinary resolution, to our Board of Directors to serve until the 2021 Annual General Meeting of Shareholders; Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Tim Arnoult ! ! ! ! ! ! 1b. Juli Spottiswood 6. To approve, on an advisory basis, the directors’ remuneration report; and 7. To receive our U.K. Annual Reports and Accounts. 1c. Dennis Lynch 2. To ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018; 3. To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders; 4. To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration; ! ! ! ! ! ! ! 5. To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement; NOTE: In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments or postponements thereof. For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on May 16, 2018: The Notice of Annual General Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E41202-P05395 CARDTRONICS PLC ANNUAL GENERAL MEETING OF SHAREHOLDERS Wednesday, May 16, 2018, (5:00 p.m.) London Time This proxy is solicited by the Board of Directors The undersigned hereby revokes all prior proxies and appoints Edward H. West and Aimie Killeen, and each of them, as proxyholders with full power of substitution, to represent, vote and act with respect to all Class A ordinary shares of Cardtronics plc, which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders to be held on Wednesday, May 16, 2018 at 5:00 p.m. London Time at Weil, Gotshal & Manges, 100 Fetter Lane, London EC4A 1AY, United Kingdom, or any postponements or adjournments thereof, on any matter properly coming before the meeting, with all the powers the undersigned would possess if personally present. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance will the recommendations of the Board of Directors. Please see the accompanying proxy statement for additional details. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: